QuickLinks

ASSET PURCHASE AGREEMENT
AMONG
TRITON COMMUNICATIONS L.L.C.,
THE OTHER TRITON PARTIES
AND
RURAL CELLULAR CORPORATION

Dated as of
November 6, 1999

LIST OF EXHIBITS AND SCHEDULES

Exhibits
*Exhibit 3.3(d)	—	Form of Instrument of Assumption
*Exhibit 8.1(b)(1)	—	Form of General Assignment and Instrument of Conveyance (FCC Licenses)
*Exhibit 8.1(b)(2)	—	Form of Bill of Sale and Assignment Agreement
*Exhibit 8.1(c)	—	Form of Real Property Lease Assignment
*Exhibit 8.1(d)	—	Form of Contract Assignment
*Exhibit 8.1(e)(i)	—	Form of Kleinbard, Bell & Brecker LLP legal opinion letter
*Exhibit 8.1(e)(ii)	—	Form of Latham & Watkins legal opinion letter
*Exhibit 8.2(j)	—	Form of Purchaser's counsel legal opinion letter
Schedules
Schedule A	—	Triton Entities and RSAs
Schedule 1	—	Certain Permitted Liens
Schedule 1.1	—	Acquisition Agreements
Schedule 2.2(l)	—	Certain Excluded Assets
*Schedule 2.4(j)	—	Stay Bonus Letter Recipients
Schedule 3.3(a)	—	Specified Indebtedness
Schedule 4.5(b)	—	Licenses
Schedule 4.7	—	Owned Real Property
Schedule 4.8(a)	—	Real Property Leases
Schedule 4.8(b)	—	Material Personal Property Leases
Schedule 4.8(c)	—	Certain Contracts
Schedule 4.11	—	Taxes
Schedule 5.5	—	FCC Matters
Schedule 5.6	—	Financing
Schedule 6.3(a)	—	Material Consents
Schedule 6.8(a)	—	Financial and Operational Reports
*Schedule 9.8(b)	—	Certain Employees

*
Omitted in accordance with Item 601(b)(2) of Regulation S-K as not material to an investment decision. The Registrant will supply any omitted exhibit or schedule to the Commission upon request.

ASSET PURCHASE AGREEMENT

    THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of November 6, 1999 among Triton Communications L.L.C., a Delaware limited liability company ("Triton Communications"), Triton Cellular Alabama 5 License Company L.L.C., a Delaware limited liability company ("Alabama 5 License Company"), those operating entities listed on Schedule A attached hereto (the "Triton Operating Entities" and, collectively, with Triton Communications and Alabama 5 License Company, the "Triton Entities"), Triton Cellular Partners, L.P., a Delaware limited partnership ("Triton Cellular" and, collectively, with the Triton Entities, the "Triton Parties"), and Rural Cellular Corporation, a Minnesota corporation ("Purchaser").

W I T N E S S E T H:

    WHEREAS, the Triton License Entities (as hereinafter defined) are the sole holders of certain licenses, including cellular and microwave licenses, granted by the Federal Communications Commission (the "FCC") for the Non-Wireline Cellular Rural Service Areas set forth on Schedule A (the "RSAs");

    WHEREAS, pursuant to management agreements with the Triton License Entities, the Triton Operating Entities are the owners and operators of the cellular telephone communication systems (the "Systems") in the RSAs set forth on Schedule A opposite the Triton Operating Entities' names and, in connection therewith, are engaged in the business of marketing, selling and providing cellular telephone service in the RSAs (the "Business");

    WHEREAS, the Triton Entities desire to sell to Purchaser, and Purchaser desires to acquire from the Triton Entities, all of the Purchased Assets (as hereinafter defined) in accordance with the terms and conditions hereinafter set forth; and

    WHEREAS, the parties acknowledge that the terms and conditions set forth in this Agreement and the performance by the parties of their respective obligations hereunder are subject to and are intended to be in compliance with all FCC and other state and local governmental rules and regulations governing the transactions contemplated by this Agreement (the "Transactions").

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

    1.  Certain Definitions; Rules of Construction.

      1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

    "Accounts Receivable" has the meaning set forth in Section 2.1(b).

    "Acquisition Agreements" means the agreements listed on Schedule 1.1 (and all amendments and documents ancillary thereto) pursuant to which the Triton Entities acquired rights to the Systems, the FCC Licenses and certain of the Purchased Assets.

    "Actions" has the meaning set forth in Section 4.6.

    "Additional Consents" has the meaning set forth in Section 6.3(a).

    "Affiliate", with respect to any Person, means any other Person controlling, controlled by or under common control with such Person and, for purposes of this definition, the term "control" (including the terms "controlling" and "controlled") means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or other ownership interests, by contract or otherwise.

    "Agent" has the meaning set forth in Section 4.9(a).

    "Agreement" has the meaning set forth in the preamble.

    "Alabama 5 Holdings Company" means Triton Cellular Alabama 5 Holdings Company L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Triton Cellular that owns all of the issued and outstanding membership interests of Alabama 5 License Company.

    "Alabama 5 License Company" has the meaning set forth in the preamble.

    "Algreg Proceedings" has the meaning set forth in Section 4.5(b).

    "Anticipated Closing Date" has the meaning set forth in Section 2.5.

    "Assumed Liabilities" has the meaning set forth in Section 2.3.

    "Balance Sheet Date" has the meaning set forth in Section 4.3.

    "BAM Proceeding" has the meaning set forth in Section 4.6.

    "BAM" has the meaning set forth in Section 4.6.

    "BMCT" means BMCT Equipment Company L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Triton-Bend.

    "Books and Records" has the meaning set forth in Section 2.1(j).

    "Breaching Party" has the meaning set forth in Section 11.1.

    "Business" has the meaning set forth in the recitals.

    "Business Day" means any day other than a Saturday, Sunday, legal holiday in the Commonwealth of Pennsylvania or other day of the year on which banks in the Commonwealth of Pennsylvania are authorized or required by Law to close.

    "Closing" has the meaning set forth in Section 2.5.

    "Closing Cash Payment" has the meaning set forth in Section 3.3(c).

    "Closing Date" has the meaning set forth in Section 2.5.

    "Closing Date Balance Sheet" has the meaning set forth in Section 3.4(c).

    "Closing Statement" has the meaning set forth in Section 3.4(c).

    "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules, regulations, orders, policies and procedures promulgated thereunder.

    "Collection Agreements" has the meaning set forth in Section 2.2(j).

    "Communications Act" has the meaning set forth in Section 4.4.

    "Confidential Information" has the meaning set forth in Section 9.1(a).

    "Consents" means all consents and approvals of (a) Governmental Authorities necessary to authorize, approve or permit the parties hereto to consummate the Transactions or for Purchaser to operate the Business after the Closing Date and (b) other Persons required pursuant to the terms of any Contract or License that constitutes a Purchased Asset.

    "Contract Assignment" has the meaning set forth in Section 8.1(d).

    "Contracts" has the meaning set forth in Section 2.1(e).

    "Cranford" means Cranford Cellular Communications, L.L.C., a New Jersey limited liability company.

    "Current Assets" means, without duplication, the following current assets of the Triton Entities and BMCT, calculated in accordance with GAAP and past practices, to the extent transferred to Purchaser and presented on the Closing Date Balance Sheet: (a) Accounts Receivable (net of reserves for subscriber receivables calculated in accordance with the past practices of the Triton Entities) other than Doubtful Accounts Receivable; (b) Inventory; (c) Prepaid Expenses and (d) any other Purchased Asset to the extent it would be classified as a current asset in accordance with GAAP, with all of the foregoing assets being determined as of 11:59 p.m. on the Closing Date.

    "Current Liabilities" means, without duplication, the following current liabilities of the Triton Entities and BMCT, calculated in accordance with GAAP and past practices, as presented on the Closing Date Balance Sheet: (a) accounts payable and accrued expenses, (b) taxes payable, (c) unearned revenue, (d) any other liability of the Triton Entities assumed by Purchaser and which would be required to be reflected on a balance sheet in accordance with GAAP, with all of the foregoing liabilities being determined as of 11:59 p.m. on the Closing Date, and (e) subject to the terms of Section 9.10, all liabilities of the Triton Entities assumed pursuant to Section 6.4.

    "Descriptive Memorandum" has the meaning set forth in Section 9.2.

    "Direction Letter" has the meaning set forth in Section 3.3(b).

    "Doubtful Accounts Receivable" has the meaning set forth in Section 2.2(i).

    "Equipment" has the meaning set forth in Section 2.1(d).

    "Escrow Agent" has the meaning set forth in Section 3.1.

    "Escrow Agreement" has the meaning set forth in Section 3.1.

    "Escrow Amount" has the meaning set forth in Section 3.1.

    "Excluded Assets" has the meaning set forth in Section 2.2.

    "Excluded Liabilities" has the meaning set forth in Section 2.4.

    "Executive Officers" means Michael E. Kalogris, Steven Skinner, James Akerhielm, James Reed, David Clark, Mark Rupp, Donnie Castleman and Freddie Sanders;provided that for purposes of Section 9.8(b) such term shall not include Michael E. Kalogris, Steven Skinner or David Clark.

    "FCC" has the meaning set forth in the recitals.

    "FCC License" has the meaning set forth in Section 2.1(a).

    "Final Order" means an action by the FCC or other applicable Governmental Authority that is not reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which no request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review filed within the deadline, if any, provided by applicable Law is pending, and as to which the deadline, if any, for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC's or any other applicable Governmental Authority's own motion have expired.

    "Financial Statements" has the meaning set forth in Section 4.3.

    "GAAP" has the meaning set forth in Section 4.3.

    "Governmental Authority" means any government or political subdivision thereof, whether federal, state, local or foreign, or any agency, commission or regulatory or administrative authority or instrumentality.

    "Hazardous Substance" has the meaning set forth in Section 4.12.

    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules, regulations, orders, policies and procedures promulgated thereunder.

    "Improvements" means the buildings, towers, facilities, structures and improvements erected on any Real Property.

    "Independent Accountant" means Deloitte & Touche LLP, so long as it is independent with respect to the parties hereto.

    "Instrument of Assumption" has the meaning set forth in Section 3.3(d).

    "Instrument of Conveyance" has the meaning set forth in Section 8.1(b).

    "Intellectual Property Rights" has the meaning set forth in Section 2.1(h).

    "Inventory" has the meaning set forth in Section 2.1(c).

    "Investment Bankers" means, collectively, Daniels & Associates L.P. and J.P. Morgan & Co., Incorporated.

    "Law" means applicable common law and any statute, ordinance, code, rule or regulation enacted or promulgated by any Governmental Authority.

    "Leased Real Property" has the meaning set forth in Section 2.1(g).

    "License" means a license, permit, certificate of authority, interim operating authority, waiver, approval, certificate of public convenience and necessity, registration or other authorization, Consent or clearance issued or granted by a Governmental Authority, including Licenses to construct or operate a facility, or to transact an activity or business, to construct a tower or to use an asset or process.

    "Lien" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, or encumbrance.

    "Losses" means all losses, taxes, liabilities, damages, lawsuits, deficiencies, claims, demands, costs or expenses, including interest, penalties and reasonable attorneys' fees and disbursements.

    "Material Adverse Change" means a change or set of circumstances or conditions that has had or is reasonably likely to result in a Material Adverse Effect.

    "Material Adverse Effect" means an effect or effects which in the aggregate are materially adverse to the Purchased Assets taken as a whole or the Business;provided, however, that neither of the following shall constitute a Material Adverse Effect: (i) the effects of any events, circumstances or conditions resulting from changes, developments or circumstances in worldwide, national or local conditions (political, economic, regulatory or otherwise) that adversely affect the markets where the Sites are located or adversely affect industries related to the telecommunications business generally (including proposed legislation or regulation by any Governmental Authority or the introduction of any technological changes in the telecommunications industry), or adversely affect a broad group of industries generally; and (ii) any effects of competition (including competition resulting from other wireless telecommunications services or the introduction of any new technological changes in the telecommunications industry), provided that the exception contained in this clause (ii) shall not apply to effects resulting during the period from the date hereof until the Closing Date as a consequence of competition.

    "Material Consents" has the meaning set forth in Section 6.3(a).

    "Mississippi-34" means Mississippi-34 Cellular Corporation, a Mississippi corporation.

    "Net Working Capital" means (a) Current Assets minus (b) Current Liabilities, as each of such amounts are reflected on the Closing Date Balance Sheet.

    "Non-Breaching Party" has the meaning set forth in Section 11.1.

    "Notice" has the meaning set forth in Section 3.4(c).

    "Outside Date" has the meaning set forth in Section 11.2(b).

    "Owned Real Property" has the meaning set forth in Section 2.1(f).

    "Pay-Off Letters" has the meaning set forth in Section 6.10.

    "Permitted Liens" means (i) any Lien for taxes and assessments, not yet past due or otherwise being contested in good faith; (ii) any leases and any Lien arising out of deposits made to secure leases or other obligations of a like nature arising in the ordinary course of business, (iii) any Lien that does not materially interfere with the use by the Triton Entities of the property subject thereto or affected thereby (including any easements, rights of way, restrictions, installations or public utilities, minor (technical) title imperfections and restrictions, reservations in land patents, zoning ordinances or other similar liens or other encumbrances), and (iv) any Lien set forth on Schedule 1.

    "Person" means any individual, corporation, limited liability company, partnership, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

    "Personal Property Leases" has the meaning set forth in Section 2.1(e).

    "Preliminary Purchase Price" has the meaning set forth in Section 3.2.

    "Prepaid Expenses" has the meaning set forth in Section 2.1(i).

    "Purchase Price" has the meaning set forth in Section 3.2.

    "Purchase Price Adjustment" has the meaning set forth in Section 3.4(a).

    "Purchase Price Adjustment Estimate" has the meaning set forth in Section 3.4(b).

    "Purchased Assets" has the meaning set forth in Section 2.1.

    "Purchaser" has the meaning set forth in the preamble.

    "Real Property Lease Assignment" has the meaning set forth in Section 8.1(c).

    "Real Property Leases" has the meaning set forth in Section 2.1(e).

    "Resolution Period" has the meaning set forth in Section 3.4(c).

    "Restricted Interest" has the meaning set forth in Section 6.3(b).

    "RSAs" has the meaning set forth in the recitals.

    "SEC" has the meaning set forth in Section 6.8(c).

    "Securities Filings" has the meaning set forth in Section 6.8(c).

    "Seller Information" has the meaning set forth in Section 6.8(c).

    "Specified Indebtedness" has the meaning set forth in Section 3.3(a).

    "Stay Bonus Letter Agreements" has the meaning set forth in Section 2.4(j).

    "Systems" has the meaning set forth in the recitals.

    "Taxes" has the meaning set forth in Section 4.11.

    "TCI" has the meaning set forth in Section 9.5.

    "TDS" has the meaning set forth on Schedule 5.5.

    "To the Triton Entities' knowledge" or any similar phrase means the actual knowledge of one of the Executive Officers.

    "Transactions" has the meaning set forth in the recitals.

    "Triton-Bend" means Triton Cellular Partners of Bend L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Triton Cellular.

    "Triton Cellular" has the meaning set forth in the preamble.

    "Triton Communications" has the meaning set forth in the preamble.

    "Triton Entities" has the meaning set forth in the preamble.

    "Triton License Entities" means, collectively, Triton Communications, Mississippi-34 and Alabama 5 License Company.

    "Triton Operating Entities" has the meaning set forth in the preamble.

    "Triton Parties" has the meaning set forth in the preamble.

    "Triton Representatives" means James Reed and Mark Rupp.

    "Unaudited Financial Statements" has the meaning set forth in Section 4.3.

    "WARN Act" means the Worker's Adjustment and Retraining Notification Act of 1988, as amended, and the rules, regulations, orders, policies and procedures promulgated thereunder.

    "Washington Transfer Costs" has the meaning set forth in Section 6.11.

      1.2 Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

    2.  Purchase of Assets; Assumption of Liabilities; Closing.

      2.1 Purchased Assets. Except for the Excluded Assets and subject to the provisions of Section 6.3, at the Closing, on the terms and subject to the conditions contained in this Agreement, the Triton Entities shall sell to Purchaser, free and clear of all Liens other than Permitted Liens, all of the assets of the Business (collectively, the "Purchased Assets") including:

    (a)
    all Licenses (including all Licenses issued by the FCC ("FCC Licenses"));

    (b)
    all accounts receivable (including subscriber and roaming accounts receivable) ("Accounts Receivable");

    (c)
    all inventory (including cellular mobile telephones and related accessories) ("Inventory");

    (d)
    all furniture, fixtures, cellular systems and other equipment and machinery, cellular switches, cell site equipment, electrical power units, antennas, transmission lines, microwave equipment, tools, vehicles, supplies, computer hardware and software (collectively, "Equipment");

    (e)
    all contracts, leases and agreements (including, subject to the provisions of the last sentence of Section 12.3, any rights of the Triton Entities under any of the Acquisition Agreements, but only to the extent such rights arise after the Closing Date and such Acquisition Agreements are assigned to Purchaser in accordance with their terms) (collectively, "Contracts"), including those of the following types: real property ("Real Property Leases"), personal property ("Personal Property Leases"), switch-sharing, interconnection, agency and distribution, cell site maintenance, network services, intercarrier roaming, roaming clearinghouse and equipment purchase;

    (f)
    all lots and pieces of ground together with all easements, rights and privileges appurtenant thereto ("Owned Real Property");

    (g)
    all of the Triton Entities' interest in all Improvements located on Owned Real Property and on the real property subject to a Real Property Lease ("Leased Real Property");

    (h)
    all intellectual property rights of the Triton Entities, patents and applications therefor, trade secrets, business and marketing plans, copyrights and applications therefor, trademarks, service marks, trade names and all logos, names and slogans (collectively, "Intellectual Property Rights");

    (i)
    all prepaid expenses, including amounts paid in advance on account of rent, insurance, property taxes, utility charges, fees and deposits ("Prepaid Expenses");

    (j)
    originals or (at the option of the Triton Entities) copies of all books and records, manuals, files and operating data relating to the Business (collectively, the "Books and Records"); and

    (k)
    ownership of all (100%) of the membership interests in BMCT.

      2.2 Excluded Assets. Notwithstanding anything to the contrary contained herein or otherwise, the Purchased Assets do not include the following assets of the Triton Entities or any of their Affiliates (collectively, the "Excluded Assets"):

      (a) all cash on hand and in financial institutions and cash equivalents (including marketable securities);

      (b) all amounts due and owing from any Affiliate of the Triton Entities;

      (c) all federal, state and local income and franchise tax credits and tax refund claims;

      (d) the minute books, equity record books and tax returns of the Triton Entities;

      (e) any insurance policies maintained by the Triton Entities;

      (f)  all claims, causes of action and rights of recovery relating to Excluded Assets arising out of, or relating to, events or occurrences on or before the Closing Date, whether asserted or commenced before, on or after the Closing Date;

      (g) the Triton Entities' rights under this Agreement;

      (h) all rights to the names "Triton," "Triton Cellular," "Triton Communications" and similar names;

      (i)  all Accounts Receivable that the Triton Entities have deemed to be uncollectible, including those that in the Books and Records have either been written off as uncollectible or for which the Triton Entities have established a 100% reserve against collection, (the "Doubtful Accounts Receivable");

      (j)  any Contracts with respect to the collection of Doubtful Accounts Receivable (the "Collection Agreements"); and

      (k) any assets of Triton PCS Holdings, Inc. or any of its direct or indirect subsidiaries, provided that such assets are not used in connection with the Business; and

      (l)  those assets set forth on Schedule 2.2(l), which assets consist primarily of assets that are used by Affiliates of the Triton Entities and that do not relate exclusively to the operation of the Systems.

      2.3 Assumption of Liabilities by Purchaser. On the Closing Date, Purchaser shall assume and agree to discharge and perform, as and when due, the following liabilities and obligations of the Triton Entities (collectively the "Assumed Liabilities"):

      (a) those Liabilities accruing, arising out of, or relating to events or occurrences after the Closing Date under any Contract that is a Purchased Asset; and

      (b) amounts reflected as Current Liabilities on the Closing Date Balance Sheet, to the extent that such Current Liabilities are included in the calculation of Net Working Capital.

      2.4 Excluded Liabilities. Purchaser shall not assume any of the liabilities or obligations of the Triton Entities other than the Assumed Liabilities, and in particular shall not assume the following (collectively, the "Excluded Liabilities"), except to the extent any such liabilities or obligations are reflected on the Closing Date Balance Sheet and included as a Current Liability in the calculation of Net Working Capital:

      (a) any liabilities or obligations for legal, accounting and audit fees (except as set forth in Section 6.8(b)) and any other expenses incurred by the Triton Entities in connection with the preparation of, negotiation of, and performance under this Agreement (and the Transactions and other agreements contemplated hereby);

      (b) any liabilities or obligations for the Triton Entities' federal, state or local income taxes;

      (c) any liabilities or obligations of the Triton Entities as a borrower under any loan agreements, subordinated debt agreements or other credit facilities;

      (d) any liabilities or obligations for employees of the Business who are not employed by Purchaser at Closing in accordance with Section 6.4;

      (e) any liabilities or obligations of the Triton Entities under any Collection Agreement;

      (f)  any liabilities or obligations of the Triton Entities to any Affiliate of the Triton Entities;

      (g) any liabilities or obligations relating to the Excluded Assets;

      (h) any monetary liabilities or obligations of the Triton Entities outstanding as of the Closing Date pursuant to the Acquisition Agreements;

      (i)  any liability of BMCT which is not reflected on the Closing Date Balance Sheet (it being agreed that when transferred to Purchaser, BMCT shall have no liabilities other than current liabilities incurred in the ordinary course of business which shall be reflected on the Closing Date Balance Sheet); and

      (j)  any payments coming due either prior to or after the Closing Date pursuant to those letter agreements dated as of October 1, 1999 (the "Stay Bonus Letter Agreements") with those employees set forth on Schedule 2.4(j).

      2.5 The Closing. Unless this Agreement shall have been earlier terminated in accordance with the terms hereof, the Transactions shall be consummated (the "Closing") at the offices of Kleinbard, Bell & Brecker LLP, 1900 Market Street, Suite 700, Philadelphia, Pennsylvania 19103, or at such other place or on such other date as the Triton Entities and Purchaser may agree in writing, on the earlier to occur of (such earlier date, the "Anticipated Closing Date"): (i) the first day of the month first occurring at least five (5) Business Days after all of the conditions to Closing set forth in Article 7 have been satisfied or waived, but not prior to April 1, 2000 and (ii) provided that all of the conditions to Closing set forth inArticle 7 have been satisfied or waived, the Outside Date. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date", and the Closing shall be deemed to have occurred as of 11:59 p.m. on the Closing Date.

    3.  Escrow; Purchase Price; Adjustments to Purchase Price.

      3.1 Escrow. On November 8, 1999, Purchaser will deliver to First Union National Bank, Philadelphia, Pennsylvania, as escrow agent (the "Escrow Agent"), cash in the amount of Thirty-Five Million Dollars ($35,000,000), which amount (including, unless otherwise stated herein, any interest earned thereon, the "Escrow Amount") shall be held, administered and released by the Escrow Agent pursuant to the terms of a certain escrow agreement dated as of November 8, 1999 (the "Escrow Agreement"). Time is of the essence with respect to the obligations of Purchaser in this Section 3.1.

      3.2 Purchase Price. The purchase price for the Purchased Assets shall be an aggregate amount (the "Purchase Price") equal to One Billion Two Hundred Forty Million Dollars ($1,240,000,000) (the "Preliminary Purchase Price"), plus or minus, as applicable, the Purchase Price Adjustment.

      3.3 Manner of Payment. At Closing:

        (a) Purchaser shall pay directly to the holders thereof the indebtedness listed on Schedule 3.3.(a) which is outstanding as of the Closing Date ("Specified Indebtedness"), as specified in one or more Pay-off Letters;

        (b) Purchaser and the Triton Entities shall direct the Escrow Agent in writing (the "Direction Letter") to deliver to the Triton Entities the Escrow Amount, except for the sum of Five Million Dollars ($5,000,000), which shall continue to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement until the Purchase Price Adjustment pursuant to Section 3.4 is finally resolved;

        (c) Purchaser shall pay to the Triton Entities, by wire transfer of immediately available funds to such banks and accounts thereat as shall be specified in writing by the Triton Entities prior to Closing, an aggregate amount (the "Closing Cash Payment") equal to (i) the Preliminary Purchase Price, plus or minus (ii) the Purchase Price Adjustment Estimate, minus (iii) the Escrow Amount minus (iv) the Specified Indebtedness; and

        (d) Purchaser shall assume the Assumed Liabilities by written instrument of assumption in the form of Exhibit 3.3(d) (the "Instrument of Assumption").

      3.4 Purchase Price Adjustment.

        (a) As used herein, the term "Purchase Price Adjustment" shall mean the amount of the Net Working Capital of the Triton Entities on the Closing Date.

        (b) The Triton Entities shall prepare and submit to Purchaser, not later than three (3) Business Days prior to the Anticipated Closing Date, a written good faith estimate of the amount of the Purchase Price Adjustment accompanied by appropriate supporting documentation (the "Purchase Price Adjustment Estimate").

        (c) As promptly as practicable (but in no event more than ninety (90) days) after the Closing Date, the Triton Entities shall prepare and deliver to Purchaser for its review and comment (i) a balance sheet dated as of the close of business on the Closing Date (the "Closing Date Balance Sheet") and (ii) an accompanying closing statement (the "Closing Statement") reasonably detailing as of the close of business on the Closing Date the Triton Entities' determination of each element of the Purchase Price Adjustment, prepared in accordance with GAAP and the provisions of this Agreement. If Purchaser objects to any amounts reflected on the Closing Date Balance Sheet or the Closing Statement, Purchaser must, within fifteen (15) days after Purchaser's receipt of the Closing Date Balance Sheet and Closing Statement, give written notice (the "Notice") to the Triton Entities specifying in reasonable detail Purchaser's objections, or the Triton Entities' determination of the Purchase Price Adjustment shall be final, binding and conclusive on the parties. With respect to any disputed amounts, the parties shall meet in person and negotiate in good faith during the fifteen (15) day period (the "Resolution Period") after the date of the Triton Entities' receipt of the Notice to resolve any such disputes. If the parties are unable to resolve all such disputes within the Resolution Period, then within five (5) Business Days after the expiration of the Resolution Period, all disputes shall be submitted to the Independent Accountant who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within forty-five (45) days after such engagement. The determination of the Purchase Price Adjustment by the Independent Accountant shall be final, binding and conclusive on the parties hereto, and the fees and expenses of the Independent Accountant shall be borne by the party who, in the Independent Accountant's determination, submitted a disputed amount that differs more significantly from the amount finally determined by the Independent Accountant. From and after the Closing Date, Purchaser will provide the Triton Entities with access to the books, records and personnel of Purchaser that the Triton Entities reasonably determine is necessary to prepare the Closing Date Balance Sheet and the Closing Statement.

        (d) If the Purchase Price Adjustment (as finally determined in accordance with the provisions set forth above) exceeds the Purchase Price Adjustment Estimate, then, within five (5) Business Days after such final determination, Purchaser shall pay to the Triton Entities such excess in immediately available funds. If the Purchase Price Adjustment Estimate exceeds the Purchase Price Adjustment (as finally determined in accordance with the provisions set forth above), then, within five (5) Business Days after such final determination, the Triton Entities shall pay to Purchaser such excess in immediately available funds or such excess shall be remitted to the Purchaser from the Escrow Agent in accordance with the provisions of the Escrow Agreement.

      3.5 Closing Costs; Transfer Taxes and Fees. Purchaser shall be responsible for and pay when due (i) any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfers of Purchased Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto, (ii) any fees and costs of recording or filing all applicable conveyancing instruments described in Section 8.1(a) or otherwise and (iii) any Washington Transfer Costs.

      3.6 Allocation of Purchase Price. On or prior to the Anticipated Closing Date, Purchaser and the Triton Entities shall mutually agree in writing upon the allocation of the Purchase Price among the Purchased Assets. Such allocation shall be adjusted as necessary in connection with the final determination of the Purchase Price Adjustment. The parties agree that such allocation shall be based upon the relative fair market values of the Purchased Assets as of the Closing Date conforming with the requirements of Section 1060 of the Code. Purchaser and the Triton Entities agree to file all tax returns and reports, including Internal Revenue Service Form 8594, in accordance with such allocation and not to take any position inconsistent therewith unless required to do so pursuant to a "determination" as such term is defined in Section 1313 of the Code.

    4.  Representations and Warranties of the Triton Entities. The Triton Entities represent and warrant to Purchaser as follows:

      4.1 Organizational Existence. Each of the Triton Entities (other than Mississippi-34) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Mississippi-34 is a corporation duly organized, validly existing and in good standing under the Laws of the State of Mississippi. Each Triton Entity has all requisite power and authority to own its properties and assets and to carry on its business as currently conducted and is in good standing in each jurisdiction in which foreign qualification is required, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

      4.2 Authorization; No Conflict.

        (a) Each of the Triton Entities has the full legal right and all power and authority required to enter into, execute and deliver this Agreement and the documents and other agreements required to be executed and delivered hereunder and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by the Triton Entities have been duly authorized by all necessary action on the part of the Triton Entities. This Agreement has been duly executed and delivered and constitutes, and each of the other agreements and documents to be delivered by the Triton Entities hereunder when executed and delivered by the Triton Entities will constitute, the valid and binding obligation of the Triton Entities, enforceable against the Triton Entities in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors' rights generally.

        (b) The execution, delivery and performance of this Agreement and the documents and other agreements to be delivered hereunder by the Triton Entities and the consummation of the transactions contemplated hereby and thereby by the Triton Entities will not (i) violate any provision of the Triton Entities' formative and organizational documents; (ii) subject to the receipt of any Consent, breach any of the terms of or constitute (or with notice or lapse of time or both constitute) a default under, any material Contract to which a Triton Entity is a party or by or to which it or any of its assets or properties may be bound or subject; (iii) violate any order, judgment, injunction, award or decree of any Governmental Authority by which the Triton Entities, or the assets, properties or business of the Triton Entities are bound; or (iv) violate any Law.

      4.3 Financial Statements. The Triton Entities have delivered to Purchaser complete and accurate copies of the audited annual financial statements of Triton Cellular as of December 31, 1998 and for the year then ended (collectively, the "Financial Statements"). The Financial Statements (i) fairly present the financial condition of Triton Cellular and its consolidated subsidiaries as of such date and the results of its operations and changes in its cash flows for the periods covered thereby, and (ii) were prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"). The Triton Entities have also delivered to Purchaser copies of Triton Cellular's unaudited financial statements as of March 31, July 31, and September 30, 1999 (July 31, 1999 being referred to hereafter as the "Balance Sheet Date") and for the periods covered thereby, including the unaudited financial statement of BMCT as of September 30, 1999 (collectively, the "Unaudited Financial Statements"). The Unaudited Financial Statements (i) fairly present the financial condition of Triton Cellular and its consolidated subsidiaries as of such date and the results of its operations, as applicable, for the periods covered thereby, and (ii) were prepared in accordance with GAAP (subject to year-end adjustments which, to the knowledge of the Triton Entities, are not expected to be material, and except for the omission of certain footnotes and other presentation items required by GAAP with respect to audited financial statements).

      4.4 Compliance with Laws. Each of the Triton Entities is in, and has operated in, compliance with all applicable federal (including the Communications Act of 1934, as amended, and the rules, regulations, orders, policies and procedures promulgated thereunder (the "Communications Act")), state and local Laws and any applicable requirements of any Governmental Authority affecting its Business.

      4.5 Licenses.

        (a) The Triton Entities have (i) all of the FCC Licenses and all state Licenses necessary to operate the Systems as now operated and (ii) all other Licenses necessary to operate the Systems as now operated. Such Licenses are in full force and effect, are unimpaired in any material respect by any acts or omissions of the Triton Entities or any of their employees or agents, are valid for the balance of the current License term applicable generally to each such License, are transferable by the Triton Entities upon obtaining the applicable Consents and are sufficient to permit the continued lawful operation of the Business by Purchaser as such Business is presently conducted by the Triton Entities.

        (b) The Triton License Entities are, and immediately prior to the Closing will be, the exclusive holders of the FCC Licenses. The consents of the FCC to the assignments or transfers of control of the FCC Licenses to the Triton Entities have been granted by Final Order. A list of the FCC licenses and material state Licenses (if any) is set forth on Schedule 4.5(b). There are no existing or, to the Triton Entities' knowledge, threatened proceedings before the FCC or any state regulatory body that could reasonably be expected to result in the revocation, cancellation, suspension, or material adverse modification of the FCC Licenses and material state Licenses (if any) except for (i) proceedings that affect the cellular industry generally and (ii) certain proceedings regarding the FCC Licenses held by Alabama 5 License Company (i.e. Algreg Cellular Engineering, et al., 12 FCC Record (1997)) and proceedings on review or reconsideration therefrom (collectively, the "Algreg Proceedings")

      4.6 Litigation. Except for legal or administrative proceedings affecting the cellular telephone industry generally and except for the Algreg Proceedings, there is no action, suit, claim, arbitration, investigation or other legal or administrative proceeding (collectively, "Actions") pending or, to the Triton Entities' knowledge, threatened against the Triton Entities with respect to the Business or to the Purchased Assets. The lawsuit commenced by Bell Atlantic Mobile ("BAM") against certain of the Triton Parties and their Affiliates and certain of their respective officers (Essex County (N.J.) Docket No. ESX-C-283-98) (the "BAM Proceeding") has been dismissed with prejudice by final nonappealable order without any further liability to any of the Triton Parties or any of the Executive Officers and without the entry of any order or any settlement which could bind or affect the assets or operations of Purchaser following the Closing except that two of the Executive Officers that were formerly employed by BAM are required to continue to abide by the provisions of BAM's "Code of Business Conduct". Prior to the Closing, the Triton Entities shall furnish to Purchaser a letter from Kleinbard, Bell & Brecker LLP to that effect.

      4.7 Owned Real Property. Schedule 4.7 sets forth a list of the Owned Real Property. At Closing, the Triton Entities will transfer to Purchaser good and insurable title to the Owned Real Property free and clear of all Liens other than Permitted Liens.

      4.8 Contracts.

        (a) Schedule 4.8(a) sets forth a list of the Real Property Leases.

        (b) Schedule 4.8(b) sets forth a list of all material Personal Property Leases (none of which involve capitalized lease obligations, as defined by GAAP, except as specifically noted).

        (c) Schedule 4.8(c) sets forth a list of the Contracts (other than the Acquisition Agreements, the Real Property Leases and the Personal Property Leases) relating to the Business to which any of the Triton Entities is a party that involve the receipt or payment after the date hereof by the respective Triton Entity that is a party thereto of more than $100,000 annually.

        (4) There have been delivered to Purchaser true and complete copies of all of the Contracts set forth on Schedule 4.8(a), Schedule 4.8(b) and Schedule 4.8(c). All of the Contracts set forth on such schedules are valid, in full force and effect and binding upon the Triton Entities party thereto and, to the Triton Entities' knowledge, the other parties thereto, enforceable in accordance with their respective terms; and the Triton Entities are not in default under any of them, nor, to the Triton Entities' knowledge, does any condition exist that, with notice or lapse of time or both, would constitute such a default. To the Triton Entities' knowledge, no other party to any Contract set forth on such schedules is in default thereunder, nor, to the Triton Entities' knowledge, does any condition exist that, with notice or lapse of time or both, would constitute such a default.

      4.9 Title; Condition.

        (a) Each of the Triton Entities has good and marketable title to all of its personal property relating to the Business. Notwithstanding anything to the contrary contained herein or otherwise on the date hereof, (i) all of the assets of the Triton Entities (other than Alabama 5 License Company) are generally subject to a security interest that has been granted by such Triton Entities to Toronto Dominion (Texas), Inc., as collateral agent ("Agent"), which security interest will be released promptly following Closing upon payment to Agent of certain amounts owed thereto, and (ii) the membership interests of Alabama 5 License Company held by Alabama 5 Holdings Company are subject to a security interest that has been granted by Alabama 5 Holdings Company to Cranford, which security interest will be released promptly following Closing upon payment to Cranford of certain amounts owed thereto at Closing. The Triton Entities will at Closing convey to Purchaser good and marketable title to all Purchased Assets constituting personal property, in each case free and clear of any Lien other than Permitted Liens, subject to the recording after Closing of the releases to be delivered by Agent and Cranford upon payment thereto.

        (b) Subject to the provisions of Section 6.1(c), at Closing the Triton Entities shall transfer to Purchaser, and Purchaser shall acquire from the Triton Entities, the Purchased Assets in their "AS-IS" condition and state of repair on the Closing Date. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, THE TRITON ENTITIES MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE PURCHASED ASSETS, AND THE PURCHASED ASSETS ARE BEING SOLD AS-IS, WHERE-IS, WITH NO WARRANTIES AS TO CONDITION OR SUFFICIENCY, INCLUDING THE WARRANTIES OF MERCHANTABILITY, SUITABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

      4.10   No Material Adverse Change. Since the Balance Sheet Date, there has been no Material Adverse Change in the Purchased Assets or the Business.

      4.11   Taxes. Except as set forth on Schedule 4.11, since the date of each of the Triton Entities' ownership of its respective System(s), (i) such Triton Entity has timely filed or caused to be filed with the appropriate taxing authorities all required tax returns for federal, state, and local taxes (collectively, "Taxes"), (ii) all Taxes owed by such Triton Entity with respect to the Business, in respect of periods beginning before the Closing Date, have been timely paid or an adequate reserve has been established therefor in the Financial Statements and (iii) there are no pending or, to the Triton Entities' knowledge, threatened audits, investigations or claims for or relating to any additional liability in respect of Taxes.

      4.12   Environmental Matters. Neither the Business nor the operation thereof by the Triton Entities, nor the ownership or use of the Purchased Assets by the Triton Entities violates any applicable environmental Laws and no condition or event has occurred with respect to the Business or Purchased Assets that, with the giving of notice, lapse of time, or both, would constitute a violation of such Laws. There is no Hazardous Substance located on, under, or about any of the Owned Real Estate or Leased Real Estate which could require removal or remediation under applicable Law. "Hazardous Substance" means petroleum products and items defined in the environmental Laws as "hazardous substances," "hazardous wastes", "pollutants" or "contaminants" and any other toxic or reactive, corrosive, carcinogenic, flammable or hazardous substance or other pollutant.

      4.13 Subsidiaries and Interests in Other Companies. None of the Triton Entities has any general partnership interest in any Person nor has any other material proprietary interest in any other Person except for the ownership of 100% of the membership interests of BMCT.

    5.  Representations and Warranties of Purchaser. Purchaser represents and warrants to the Triton Entities as follows:

      5.1 Organizational Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota, has all requisite power and authority to enter into this Agreement and perform its obligations hereunder and is in good standing as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to so qualify would not reasonably be expected to have a material adverse effect on Purchaser or its ability to consummate the Transactions.

      5.2 Authorization; No Conflict.

        (a) Purchaser has the full legal right and all power and authority required to enter into, execute and deliver this Agreement and the documents and other agreements required to be executed and delivered hereunder and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered and constitutes, and each of the other agreements and documents to be delivered by Purchaser hereunder when executed and delivered by Purchaser will constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors' rights generally.

        (b) The execution, delivery and performance of this Agreement and the documents and other agreements to be delivered hereunder by Purchaser and the consummation of the transactions contemplated hereby and thereby by Purchaser will not (i) violate any provision of Purchaser's formative and organizational documents, (ii) subject to the receipt of any Consent, to Purchaser's knowledge, breach any of the terms of or constitute (or with notice or lapse of time or both constitute) a default under, any material contract to which Purchaser is a party or by or to which it or any of its assets or properties may be bound or subject, excluding in any case such violations, conflicts, breaches or defaults that would not reasonably be expected to have a material adverse effect on Purchaser or its ability to consummate the Transactions, (iii) violate any order, judgment, injunction, award or decree of any Governmental Authority by which Purchaser, or the assets, properties or business of Purchaser are bound or (iv) to Purchaser's knowledge, violate any Law except where such violation would not reasonably be expected to have a material adverse effect on Purchaser or its ability to consummate the Transactions.

      5.3 Compliance with Laws. Purchaser is in, and has operated in, compliance with all applicable Laws, except for any noncompliance that would not reasonably be expected to have a material adverse effect on Purchaser or its ability to consummate the Transactions.

      5.4 Litigation. Except for legal or administrative proceedings affecting the cellular telephone industry generally, there is no Action pending or, to Purchaser's knowledge, threatened against Purchaser with respect to its business, excluding in any case such Actions that would not reasonably be expected to have a material adverse effect on Purchaser or its ability to consummate the Transactions.

      5.5 FCC Matters. On the Closing Date, Purchaser will be (and except as set forth on Schedule 5.5, on the date hereof Purchaser is) fully qualified under the Communications Act to be a licensee of the FCC Licenses and to be approved as the assignee of the FCC Licenses. Purchaser holds no direct or indirect interest in any commercial mobile radio service that would violate Section 20.6 of the FCC's rules and regulations if the Transactions were consummated on the terms and subject to the conditions contained herein. Subject to the consummation of the transaction described on Schedule 5.5, Purchaser knows of no reason why the FCC will not grant its Consent to the assignment of the FCC Licenses from the Triton License Entities to Purchaser. Neither Purchaser, nor any "real party in interest" (as defined in Section 22.13 of the FCC's rules) (i) has had the FCC deny an application for an authorization, (ii) has had the FCC revoke an authorization granted to it, or (iii) has been the subject of an investigation by the FCC.

      5.6 Financing. Subject to the funding of the financing described in the letters attached hereto as Schedule 5.6, Purchaser shall have at the Closing the financial ability to perform Purchaser's obligations under this Agreement, including Purchaser's obligation to deliver the Closing Cash Payment at Closing.

    6.  Covenants of the Triton Entities and Purchaser. From the date hereof until Closing (or the earlier termination of this Agreement in accordance with its terms), the Triton Entities and Purchaser covenant and agree with each other as follows:

      6.1 Continuance of Business. Each of the Triton Entities will, unless otherwise consented to in writing by Purchaser (which consent will not be unreasonably withheld, conditioned or delayed):

        (a) use commercially reasonable efforts to continue to operate the Business in the usual and ordinary course and in substantial conformity with all applicable Laws;

        (b) except for inventory sold in the ordinary course of business, not assign, sell, sublease, lease, license or otherwise transfer or dispose of any material Purchased Asset, whether now owned or hereafter acquired;

        (c) use commercially reasonable efforts to maintain all of the Purchased Assets in their present condition, reasonable wear and tear and ordinary usage excepted;

        (d) use commercially reasonable efforts to maintain all Licenses;

        (e) provide to the Purchaser, promptly after the filing thereof, copies of all reports to and other filings (i) with the FCC or (ii) outside the ordinary course of business, with any other Governmental Authority;

        (f)  notify Purchaser in writing promptly after any Executive Officer's knowledge of the institution or threat of any Action against the Triton Entities before the FCC or any other Governmental Authority and notify Purchaser in writing promptly upon receipt of any court order or material administrative order relating to the Purchased Assets or the Business, including any filing in connection with the Algreg Proceeding;

        (g) use commercially reasonable efforts to proceed with planned capital expenditures as described in the Descriptive Memorandum; and

        (h) reasonably consider taking any actions reasonably requested by Purchaser in preparation for post-Closing operation of the Business, so long as such actions do not adversely interfere with the ongoing operations of the Business and are not reasonably expected to expose the Triton Entities to significant liability in event of a failure of the Closing to occur, provided that all such requests and resulting actions will be coordinated through the Triton Representatives or individuals that they may designate.

      6.2 Access to Information; Notice of Breach. At reasonable times and upon reasonable advance notice to the Triton Representatives, Purchaser shall be entitled, through its employees and representatives, to have access to and to make such investigation of the Purchased Assets, personnel and operations of the Business as Purchaser reasonably requests (including performing engineering inspections and environmental assessments at Purchaser's expense, subject to any access restrictions imposed by lessors in the case of leased property); provided, however, that any such inspection shall be done in such a manner so as not to unreasonably disrupt the Triton Entities' conduct of the Business and shall be subject to any reasonable restrictions imposed by the Triton Representatives. Purchaser agrees to provide the Triton Entities with prompt written notice if Purchaser determines that, based upon information provided to Purchaser or through its own investigation, any of the Triton Entities is in breach of any representation, warranty or covenant of the Triton Entities set forth in this Agreement. If this Agreement is terminated, Purchaser agrees to return or cause to be returned all such information provided to Purchaser or its representatives within five (5) Business Days after the date of such termination.

      6.3 Consents.

        (a) The Triton Entities shall diligently pursue and use all commercially reasonable efforts to obtain promptly (with Purchaser's active cooperation) all Consents from any Governmental Authority or third party necessary for lawful consummation of the Closing and for the assignment of the Contracts to Purchaser. In furtherance of the foregoing, Purchaser and the Triton Entities each agree to provide all information (including financial information) that is reasonably requested by any Person from whom any Consent is necessary for lawful consummation of the Closing. The Triton Entities and Purchaser have agreed that, subject to the provisions of Section 6.3(c), the only Consents relating to Contracts that the Triton Entities will be required to deliver at Closing are (i) the Consents set forth on Schedule 6.3(a) (the "Material Consents"); and (ii) not less than eighty percent (80%) of the Consents required for the assignment to Purchaser of all remaining Real Property Leases which by their terms require the Consent of a third-party for assignment to Purchaser (the "Additional Consents").

        (b) To the extent that any interest in the Contracts or other Purchased Assets is not capable of being assigned, transferred or conveyed without the Consent, waiver or authorization of a third Person (including a Governmental Authority), or if such assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach of any of the Contracts or other Purchased Assets, or a violation of any Law or is not immediately practicable, this Agreement shall not constitute an assignment, transfer or conveyance of such interest, or an attempted assignment, transfer or conveyance of such interest (any such interest being referred to herein as a "Restricted Interest"). Anything in this Agreement to the contrary notwithstanding, the Triton Entities shall not be obligated to transfer to Purchaser any Restricted Interest without first having obtained the required Consent necessary for such transfer.

        (c) With respect to any Material Consent or Additional Consent that the Triton Entities are unable to obtain and deliver to Purchaser, the Triton Entities shall use commercially reasonable efforts to provide to Purchaser, at the Triton Entities' expense, a substitute contract which provides Purchaser with benefits which are operationally and financially reasonably equivalent to the Restricted Interest. With respect to any such Material Consent or Additional Consent, if the Triton Entities obtain such a substitute contract set forth in the immediately preceding sentence, the Triton Entities shall be deemed to have delivered such Material Consent or Additional Consent, as the case may be.

        (d) Promptly (but in any event within ten (10) Business Days) after the execution hereof, the parties shall submit for filing to the FCC all information and documents required in connection with obtaining the Consent of the FCC to the Transactions.

        (e) Promptly (but in any event within thirty (30) days) after the date hereof, the parties shall file all information and documents required under HSR Act. Purchaser shall pay any filing fee(s) required under the HSR Act.

      6.4 Employees; Employee Compensation.

        (a) At Closing, Purchaser shall extend offers of employment to substantially all employees of the Business (except for the Executive Officers (other than Donnie Castleman and Freddie Sanders) and individuals presently employed at the Malvern, Pennsylvania office), which offers shall be at salary levels comparable to those existing on the date hereof and with benefits comparable to those offered to other employees of Purchaser, including credit for years of service with the Triton Entities and any other predecessors as to which the Triton Entities have given credit for prior service, for purposes of eligibility, participation, vesting, entitlement and all other relevant purposes. Purchaser shall give all such employees credit under its plans for vacation, sick pay and similar items accrued as of Closing. At least thirty (30) days prior to the Anticipated Closing Date, Purchaser shall provide written notice to the Triton Entities identifying any employees of the Business to whom Purchaser does not intend to extend offers of employment, which in no event shall be more than ten (10) employees of the Business. Nothing contained in this Agreement shall confer upon any employee of the Business any right with respect to continued employment by the Triton Entities or the Purchaser. No provision of this Agreement shall create any third party rights in any such employee, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to such employee by Purchaser or under any benefit plan that Purchaser may maintain.

        (b) In addition to other obligations and remedies provided for herein, Purchaser hereby assumes responsibility for severance, separation, retraining, relocation or similar expenses (other than any amounts payable under the Stay Bonus Letter Agreements) that are payable to the employees of the Business that are employed by Purchaser to the extent listed on Schedule 6.4(b) hereto (which shall be attached hereto at least ten (10) days prior to the Anticipated Closing Date, assuming Purchaser's compliance with its notification obligation set forth in Section 6.4(a)) and reflected as a Current Liability on the Closing Date Balance Sheet, or otherwise result from Purchaser's failure to comply with the terms hereof, including liability arising under the WARN Act. In no event shall the foregoing sentence be used to create an inference that any employee has any right to severance or such other benefits from the Triton Entities.

      6.5 Restrictions on Certain Actions. Purchaser will not, and Purchaser will use its best efforts to ensure that all Persons whose actions or ownership interests would be attributable to Purchaser under the Communications Act or any comparable state Law will not, in any manner, directly or indirectly, solicit, initiate, encourage or participate in applications, bids, purchases or negotiations with respect to the acquisition of any interest in an FCC License that, if consummated, would have the effect under the Communications Act or any comparable state Law of preventing or delaying beyond the Anticipated Closing Date Purchaser from consummating the acquisition of the Purchased Assets as contemplated by this Agreement.

      6.6 Casualty or Condemnation. If any portion of the Purchased Assets is damaged, destroyed or lost by fire or other casualty, or if condemnation or eminent domain proceedings are proposed, threatened or commenced against a material portion of the Purchased Assets, the Triton Entities will, at their option, (i) repair, rebuild or replace the portion of the Purchased Assets damaged, destroyed or lost prior to Closing, or (ii) include an amount equal to a mutually agreed upon cost of completing the replacement or repair of such property as a deduction in the calculation of the Purchase Price; provided, however, that if the parties are unable to agree on such cost, the Independent Accountant shall be engaged to determine such cost during the period of the final determination of the Purchase Price Adjustment.

      6.7 Supplemental Disclosure. By written notice to the Purchaser given at least ten (10) days prior to the Anticipated Closing Date, the Triton Entities may supplement or amend any of the disclosure schedules attached hereto (or create one or more additional disclosure schedules, if appropriate) with respect to any matter that arises or is discovered after the date of this Agreement that, if existing or known at the date of this Agreement, would have been required to be set forth or listed in any such schedule; provided that, for purposes of determining the rights and obligations of the parties under this Agreement (other than the obligations of the Triton Entities under this Section 6.7), any such disclosure will be deemed to have been disclosed to Purchaser as of the date of this Agreement and Purchaser shall be deemed to have consented to any such disclosure unless: (i) the items disclosed have had or would reasonably be expected to have a Material Adverse Effect; (ii) the items disclosed arose other than in the ordinary course of business; (iii) in case of items that arose from events, transactions and occurrences after the date hereof, such items constitute violations of the covenants contained in Section 6.1; (iv) in the case of Contracts which require Consent for assignment to Purchaser, unless such Contract is also added to the schedule of Material Consents if Purchaser reasonably requests within ten (10) days after receiving the notice and a copy of the Contract.

      6.8 Financial Statements; Audits.

        (a) The Triton Entities shall provide Purchaser, within thirty (30) days after the end of each calendar month following the date hereof, with the internal financial and operational reports set forth on Schedule 6.8.

        (b) If requested by Purchaser, the Triton Entities shall (i) provide Purchaser with complete audited financial statements of the Business as of September 30, 1999 and/or as of December 31, 1999 and for the periods then ended, and (ii) obtain audits of the Triton Entities' predecessors for prior periods to the extent such would be required under federal securities Laws for a registered public offering of Purchaser on Form S-1 or regulatory filings, prepared in accordance with GAAP and all applicable guidelines of the Securities and Exchange Commission ("SEC"). Said audits shall be performed by Arthur Andersen LLP and/or KPMG LLP (provided as to KPMG LLP, only if Purchaser and KPMG have reached an agreement with respect to the delivery of any consents that may be required in connection with any Securities Filings), at Purchaser's expense, as expeditiously as possible. The Triton Parties shall cooperate with Purchaser in conducting and expediting said audits, including diligently attempting to obtain necessary records from predecessors, if requested, and generally providing the audit and other information reasonably requested by Purchaser for one or more public or private offerings of securities and other filings by Purchaser prior to the Closing. The Triton Parties shall use reasonable efforts to cause their auditors to cooperate with the Purchaser's auditors in connection with preparing financial statements and data (including providing customary comfort letters) in connection with any such offerings of securities.

        (c) Purchaser intends to prepare and file with the SEC certain securities filings in accordance with its public disclosure obligations required by Law (the "Securities Filings"). Purchaser agrees that no information (financial or otherwise) concerning the Triton Parties, their financial condition or results of operations, the Purchased Assets or the Systems (collectively, "Seller Information") may be included in any Securities Filings unless the Triton Parties agree in writing that any such information may be included therein or unless otherwise required by Law in the reasonable opinion of Purchaser's legal counsel. Moreover, Purchaser shall furnish to the Triton Parties and their counsel for their review and approval (which approval shall not be unreasonably withheld or delayed for more than three (3) days), in advance of any filing thereof, any Securities Filings containing any Seller Information, and Purchaser agrees to indemnify, defend and hold harmless the Triton Parties and their respective Affiliates from and against any and all Losses sustained by the Triton Parties or such Affiliates as a result of the inclusion of any Seller Information in any Securities Filings unless the Seller Information provided in writing by the Triton Parties (i) contained any statement that, at such time and in light of the circumstances under which it was made, was false or misleading with respect to any material fact, or (ii) omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading.

      6.9 No Shopping. Prior to the date on which this Agreement is terminated pursuant to Article 11 hereof, none of the Triton Parties nor any of their Affiliates, advisors or representatives shall, directly or indirectly, solicit, encourage or initiate any contact with, negotiate with or provide any information to, endorse or enter into any agreement with respect to, or take any other action to facilitate any Person or group, other than Purchaser and its representatives, concerning any inquiries or the making of any proposals concerning any merger, sale of all or substantially all of the Purchased Assets or the Business, acquisition of a substantial equity interest in TCI or any of the Triton Parties or any similar transaction involving TCI or any of the Triton Parties.

      6.10   Pay-off Letters. At least five (5) Business Days prior to the Closing Date, the Triton Entities will deliver to Purchaser pay-off statements from the holders of the Specified Indebtedness (the "Pay-off Letters") in customary form, including the pay-off amount as of the Anticipated Closing Date, including any prepayment penalties, a per-diem interest amount and applicable wire transfer instructions and a commitment to release any Liens upon receipt of such payment.

      6.11   Washington Transfer. The Triton Entities agree that at Purchaser's request they will transfer to one or more limited liability companies prior to Closing any of the tangible personal property located in the State of Washington not already owned by BMCT,provided that the out-of pocket costs, including reasonable attorney fees, of doing so (collectively, the "Washington Transfer Costs") are borne by Purchaser.

    7.  Closing Conditions.

      7.1 Conditions to Obligations of All Parties. The obligation of each of the parties to consummate the Transactions shall be conditioned upon the satisfaction or fulfillment, at or prior to the Anticipated Closing Date, of all of the following, unless waived by each of the parties:

        (a) Any applicable waiting period under the HSR Act shall have expired or been terminated and no objection shall have been made by the Federal Trade Commission or Department of Justice.

        (b) All Consents by any Governmental Authority (other than the Consents referred to in paragraph (a) above) required to permit the consummation of the Transactions shall have been obtained or made, excluding such Consents the failure to obtain or make that would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on Purchaser or materially adversely affect the Transactions.

        (c) No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, nor any Law promulgated or enacted by any Governmental Authority, shall be in effect that would impose material limitations on the ability of any party to consummate the Transactions or prohibit such consummation.

      7.2 Conditions Precedent to Purchaser's Obligations. The obligation of Purchaser to consummate the Transactions is subject to the satisfaction (or waiver by Purchaser) of the following conditions (provided that if any condition shall not have been satisfied primarily due to the action or inaction of Purchaser or any of its Affiliates, such condition shall be deemed to have been satisfied or waived by Purchaser):

        (a) Representations and Warranties on Closing Date. All representations and warranties of the Triton Entities made in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date, except for inaccuracies that (i) have not resulted in the aggregate in a Material Adverse Effect, or (ii) have occurred as a result of changes contemplated by this Agreement.

        (b) Terms, Covenants and Conditions. All of the terms, covenants and conditions of this Agreement to be complied with and performed by the Triton Entities on or prior to the Closing Date shall have been complied with and performed in all material respects.

        (c) No Material Adverse Change. There shall have been no Material Adverse Change in the Purchased Assets or the Business since the date of this Agreement.

        (d) The Consents of the FCC to the assignment of the FCC Licenses from the Triton License Entities to the Purchaser shall have been received by Final Order;provided that this condition shall be deemed to be fulfilled if the only FCC Licenses that have not received such Consent by Final Order are microwave Licenses and the assignment of such microwave Licenses has received the FCC's Consent which becomes legally effective by release of a FCC Public Notice (as defined in FCC Law) announcing the grant and any state regulatory authority Consents shall have been obtained, except for state regulatory authority Consents the failure to obtain would not reasonably be expected to result in a material adverse effect on the ability of the Purchaser to consummate the Transactions.

        (e) Absence of Litigation. No Action shall have been instituted before any Governmental Authority by any Person (other than Purchaser or any of its Affiliates), or instituted by any Governmental Authority, to prevent the consummation of the Transactions.

        (f)  Closing Deliveries. The Triton Entities shall have delivered or caused to be delivered to Purchaser at Closing those items specified in Section 8.1.

        (g) Financing. The financing sources referred to in Schedule 5.6 shall have funded their respective commitments as described in the letters attached to Schedule 5.6, provided, that notwithstanding any other provision of this Agreement, if all of the conditions set forth in Section 7.1 and Section 7.2(a) through 7.2(f) have been waived or satisfied (unless the failure to satisfy any such condition is the result of the failure of a financing source to fund, in which case such condition shall be deemed to have been satisfied) and the reason Purchaser fails to close or terminates the Agreement is due to failure of one or more of said financing sources to fund, the Triton Parties shall be entitled (as their sole remedy) to retain the Escrow Amount as liquidated damages and not as a penaltyunless the reason the financing source(s) have failed to fund is because there has been a Material Adverse Change in the Purchased Assets or the Business since the date of this Agreement, in which case the Purchaser shall be entitled to a refund of the Escrow Amount upon termination.

        (h) Cross-Ownership. The transactions contemplated by the Recapitalization Agreement described on Schedule 5.5 shall have been consummated, provided, that notwithstanding any other provision of this Agreement, if all of the conditions set forth in Section 7.1 and Section 7.2(a) through 7.2(f) have been waived or satisfied (unless the failure to satisfy any such condition is the result of the failure to obtain FCC Consent relating to Seller's cross-ownership issues described on Schedule 5.5, in which case such condition shall be deemed to have been satisfied) and the reason Purchaser fails to close or terminates this Agreement is due to the failure to obtain FCC Consent relating to Seller's cross-ownership issues described on Schedule 5.5, the Triton Parties shall be entitled (as their sole remedy) to retain the Escrow Amount as liquidated damages and not as a penalty.

      7.3 Conditions Precedent to the Triton Entities' Obligations. The obligation of the Triton Entities to consummate the Transactions is subject to the satisfaction (or waiver by the Triton Entities) of the following conditions (provided that if any condition shall not have been satisfied due primarily to the action or inaction of the Triton Entities or any of their Affiliates, such condition shall be deemed to have been satisfied or waived by the Triton Entities):

        (a) Representations and Warranties on Closing Date. All representations and warranties of Purchaser made in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date, except for inaccuracies that have not resulted in a material adverse effect (excluding, for purposes of this Section 7.3(a) only, any materiality qualifications set forth in any such representation or warranty) on the ability of the Purchaser to consummate the Transactions.

        (b) Terms, Covenants and Conditions. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser on or prior to the Closing Date shall have been complied with and performed in all material respects.

        (c) Absence of Litigation. No Action shall have been instituted before any Governmental Authority by any Person (other than the Triton Entities or any of their Affiliates), or instituted by any Governmental Authority, to prevent the consummation of the Transactions.

        (d) Closing Deliveries. Purchaser shall have delivered or caused to be delivered to the Triton Entities at Closing those items specified in Section 8.2.

    8.  Deliveries at the Closing. The following deliveries shall be made at the Closing, each of which shall be conditional on completion of all the others and all of which shall be deemed to have taken place simultaneously.

      8.1 The Triton Entities' Deliveries. The Triton Entities shall deliver or cause to be delivered to Purchaser all of the following:

        (a) one or more general warranty deeds for conveyance of the Owned Real Property, in form and substance reasonably satisfactory to the parties, duly executed by the appropriate Triton Entity;

        (b) one or more instruments of conveyance (each, an "Instrument of Conveyance"), in the form of Exhibit 8.1(b), duly executed by the appropriate Triton Entity, including assignments of FCC Licenses, Bills of Sale for tangible personal property, and appropriate conveyances for any intangible property and other Purchased Assets;

        (c) one or more assignment and assumption agreements for the Real Property Leases (each, a "Real Property Lease Assignment"), in the form of Exhibit 8.1(c), duly executed by the appropriate Triton Entity;

        (d) one or more assignment and assumption agreements for the Contracts other than the Lease Agreements (each, a "Contract Assignment"), in the form of Exhibit 8.1(d), duly executed by the appropriate Triton Entity;

        (e) the opinions of Kleinbard, Bell & Brecker LLP, corporate counsel to the Triton Entities, and Latham & Watkins, FCC counsel to the Triton Entities, dated as of the Closing Date, addressed to Purchaser and to any financial institution providing financing in connection with the transactions contemplated by this Agreement, substantially in the forms of Exhibit 8.1(e)(i) and Exhibit 8.1(e)(ii), respectively;

        (f)  a certificate dated as of the Closing Date executed by an executive officer of each of the Triton Entities confirming the matters contained in Sections 7.2 (a), (b) and (c);

        (g) a certificate of the secretary of each of the Triton Entities and TCI, as agent for the Triton Entities, attesting to (i) the organizational documents of such Triton Entity and TCI, (ii) the resolutions adopted by the governing bodies of such Triton Entity and TCI duly authorizing the execution, delivery and performance of this Agreement by TCI on behalf of such Triton Entity and the execution and delivery by TCI of all instruments and documents contemplated hereby, and (iii) the signatures of the officers or authorized representatives of such Triton Entity and TCI who have been authorized on behalf of such Triton Entity to execute and deliver this Agreement and any other agreement executed or to be executed in connection herewith;

        (h) good standing certificates of the Triton Entities from the Secretaries of State of the jurisdiction of formation of each Triton Entity and each jurisdiction where a Triton Entity is qualified to do business as a foreign entity;

        (i)  subject to the provisions of the last sentence of Section 6.3(c), the Material Consents and at least the required percentage of Additional Consents;

        (j)  the Direction Letter, duly executed by the Triton Entities;

        (k) an assignment of all of the membership interests in BMCT and any other limited liability company formed pursuant to Section 6.11; and

        (l)  Pay-off Letters or releases of all security interests in the Purchased Assets in accordance with the terms hereof, including releases of the security interests securing the Specified Indebtedness.

      8.2 Purchaser's Deliveries. Purchaser shall deliver or cause to be delivered to the Triton Entities (except as set forth in Section 8.2(a) which shall be delivered to the holders of the Specified Indebtedness) all of the following:

        (a) the payments made to discharge the Specified Indebtedness;

        (b) the Closing Cash Payment;

        (c) the Instrument of Assumption, duly executed by Purchaser;

        (d) the Instruments of Conveyance, duly executed by Purchaser;

        (e) the Real Property Lease Assignments, duly executed by Purchaser;

        (f)  the Contract Assignments, duly executed by Purchaser;

        (g) a certificate executed by an executive officer of Purchaser, confirming the matters set forth in Sections 7.3 (a) and (b);

        (h) a certificate of the secretary of Purchaser attesting to (i) the organizational documents of Purchaser, (ii) the resolutions adopted by the board of directors of Purchaser duly authorizing the execution, delivery and performance of this Agreement by Purchaser and the execution and delivery by Purchaser of all instruments and documents contemplated hereby, and (iii) the signatures of the officers or authorized representatives of Purchaser who have been authorized on behalf of Purchaser to execute and deliver this Agreement and any other agreement executed or to be executed in connection herewith;

        (i)  good standing certificates of Purchaser from the Secretaries of State of the jurisdiction of formation of Purchaser and each jurisdiction where Purchaser is qualified to do business as a foreign entity;

        (j)  an opinion of Purchaser's counsel, in the form of Exhibit 8.2(j); and

        (k) the Direction Letter, duly executed by Purchaser.

    9.  Certain Additional Covenants.

      9.1 Confidentiality; Non-Solicitation.

        (a) Until after the Closing, Purchaser shall keep secret and retain in strictest confidence, and shall not, without the express prior written consent of one of the Executive Officers, directly or indirectly, disclose, disseminate, publish, reproduce, retain, use (for its benefit or for the benefit of others) or otherwise make available in any manner whatsoever, any Confidential Information regarding the Triton Entities or the Purchased Assets to anyone except (i) to Purchaser's representatives (who shall be informed of the confidential nature of such information and who shall agree to keep such information confidential), (ii) as otherwise required by Law (including requirements of federal securities Laws in connection with public offerings or regulatory filings by Purchaser), (iii) as required to obtain the Consents required pursuant to this Agreement, (iv) as required by Purchaser's financing sources; or (v) as may be required by Purchaser to enforce its rights under this Agreement. As used in this Agreement, the term "Confidential Information" shall mean all confidential and proprietary knowledge and information concerning the Triton Entities or the Purchased Assets that is not readily available to the public (including all documents, writings, memoranda, business plans, computer software, reports, pricing, cost and sales information, financial information and statements, customer and supplier lists, trade secrets, discoveries, ideas, concepts, models, prototypes, diagrams and marketing strategies, plans and techniques).

        (b) Except in accordance with Section 6.4, Purchaser agrees not to (and agrees to use its best efforts to cause its Affiliates and representatives not to) directly or indirectly, solicit, divert, take away or induce any employee of the Triton Entities to leave the employ of the Triton Entities, or solicit, induce or influence any other Person to do so.

        (c) If Purchaser breaches, or threatens to commit a breach of, any of the provisions of Sections 9.1(a) or (b), the Triton Entities shall have the right (in addition to any other rights and remedies available to the Triton Entities at law or in equity) to equitable relief (including injunctions) against such breach or threatened breach, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable harm to the Triton Entities and that money damages would not be an adequate remedy to the Triton Entities. Purchaser agrees that it will not seek, and hereby waives any requirement for, the securing or posting of a bond or proving actual damages in connection with the Triton Entities' seeking or obtaining such relief.

      9.2 Disclaimer of Other Representations and Warranties. Purchaser acknowledges and agrees that the Triton Parties do not make, and have not made, any representations or warranties relating to the Triton Parties or the Purchased Assets other than the representations and warranties of the Triton Entities expressly set forth in this Agreement. Without limiting the generality of the disclaimer set forth in the preceding sentence, the Triton Parties do not make, and the Triton Parties, their officers, employees and agents have not made, and shall not be deemed to have made any representations or warranties (i) in the Descriptive Memorandum dated August 1999 (the "Descriptive Memorandum"), and any supplements or addenda thereto, (ii) in any presentation relating to the Triton Parties or the Purchased Assets given in connection with the Transactions, or (iii) in any other information provided to or made available to Purchaser. No Person has been authorized by the Triton Parties to make any representation or warranty in respect of the Triton Parties or the Purchased Assets in connection with the Transactions that is inconsistent with or in addition to the representations and warranties of the Triton Entities expressly set forth in this Agreement.

      9.3 Indemnification of Brokerage. The Triton Parties agree to indemnify and save Purchaser harmless from any Losses on account of commissions or other compensation by any broker, finder, agent or similar intermediary claiming to have been engaged by or on behalf of the Triton Parties or any of their Affiliates (including the Investment Bankers), and to bear the cost of reasonable legal fees and expenses incurred in defending against any such claim. Purchaser agrees to indemnify and save the Triton Parties harmless from any Losses on account of commissions or other compensation by any broker, finder, agent or similar intermediary claiming to have been engaged by or on behalf of Purchaser or any of its Affiliates and to bear the cost of reasonable legal fees and expenses incurred in defending against such claim.

      9.4 Non-Recourse. Notwithstanding anything to the contrary contained herein or otherwise, this Agreement and all of the agreements and documents executed in connection herewith shall be non-recourse to the members, officers, employees and Affiliates of the Triton Parties and their respective members, officers, employees, partners, stockholders, directors and Affiliates, and if the Triton Parties are in default hereof or under such other agreements or documents, Purchaser's recourse shall be limited solely to the Triton Parties and the Triton Entities' equity in their respective assets.

      9.5 Authorized Agent of the Triton Parties. Each of the Triton Parties hereby authorizes Triton Cellular, Inc., a Delaware corporation ("TCI"), as its agent, with full power to execute, in the name of and on behalf of such Triton Party, any and all documents and agreements that such Triton Party is required to execute and deliver in connection with the Transactions, including the Closing, and to give and receive all notices, requests, consents, amendments, demands and other communications to or from such Triton Party hereunder or thereunder. Purchaser shall be entitled to rely on the full power and authority of TCI to act on behalf of the Triton Parties in accordance with this Section 9.5. Nothing contained in this Section 9.5 shall relieve the Triton Parties from complying with their respective obligations under this Agreement or any document or agreement executed in connection with Closing.

      9.6 Publicity. So long as this Agreement is in effect, the parties agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the Transactions, and no party shall issue any press release or make any such public statement prior to such consultation, except as may be required by Law (including securities Laws). No press release or other public statement by the parties hereto shall disclose any of the financial terms of the Transactions without the prior written consent of the other parties, except as may be required by Law (including securities Laws).

      9.7 Collection of Doubtful Accounts Receivable. From and after the Closing Date, if Purchaser receives any amount on account of any Doubtful Accounts Receivable, Purchaser shall promptly remit such amount to the Triton Entities.

      9.8 Confidentiality and Non-Hiring of Employees.

        (a) Preservation of Confidential Information. The Triton Parties agree, that for a period of three (3) years from the Closing Date, the Triton Parties shall keep secret and retain in strictest confidence, and shall not, without the express prior written consent of the Purchaser (except as permitted by this Agreement), directly or indirectly, disclose, disseminate, publish, reproduce, retain, use (for its benefit or for the benefit of others) or otherwise make available to any one in any manner whatsoever, any proprietary or confidential information relating to the Business, except as may be required by the Triton Parties to enforce their rights under this Agreement or as may otherwise be required by Law.

        (b) Non-Hiring of Certain Employees. Additionally, for a period of two (2) years from the Closing Date, the Triton Parties agree that neither they nor any of the Executive Officers shall hire any individual set forth on Schedule 9.8(b).

        (c) Injunctive Relief. If any of the Triton Parties breaches or threatens to commit a breach of, any of the provisions of this Section 9.8, Purchaser shall have the right, if a court or other administrative body so determines, (in addition to any other rights and remedies available to Purchaser at law or in equity) to equitable relief, against such breach or threatened breach, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable harm to Purchaser and that money damages would not be an adequate remedy to Purchaser. The Triton Parties agree that it will not seek, and hereby waive any requirement for, the securing or posting of a bond or proving actual damages in connection with Purchaser seeking or obtaining such relief.

      9.9 Collection Procedures. From and after the Closing, Purchaser shall have the right and authority, at its expense, to collect for its account all items constituting part of or proceeds of Purchased Assets and to endorse with the name of the Triton Entities any checks or drafts received on account of any such items.

      9.10   Payment of Certain Obligations. Purchaser agrees, from and after the Closing Date and continuing until final determination of the Closing Date Balance Sheet and Closing Statement in the manner provided for in Section 3.4, to telecopy to the Triton Entities (to the attention of Mark Rupp, 610-240-0442) copies of all invoices requesting payment of an amount applicable to any period prior to the Closing Date. The Triton Entities shall have ten (10) Business Days to approve or disapprove (in good faith) of the payment by Purchaser of such amount. The Triton Entities' failure to notify Purchaser within such ten (10) Business Day period shall constitute approval to pay any such amount. The Triton Entities and Purchaser agree to cooperate with each other with respect to the resolution of any dispute that arises as a result of the Triton Entities' disapproval of the payment of any such amount.

    10. Survival of Representations and Warranties; Indemnity.

      (a) Survival of Representations and Warranties. The representations and warranties of the Triton Entities and Purchaser contained herein shall survive the execution of this Agreement and shall expire on the Closing Date (or the earlier termination of this Agreement in accordance with its terms).

      (b) Indemnity by Triton Parties. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Purchaser or any information Purchaser may have, the Triton Parties agree to indemnify, defend and hold Purchaser, and its shareholders, officers, directors employees, subsidiaries, affiliates, successors and assigns harmless from and against (i) the Excluded Liabilities; (ii) any Losses arising out of or related to the ownership of the Purchased Assets and the operation of the Business prior to the Closing except to the extent same constitute Assumed Liabilities; and (iii) the BAM Proceeding.

      (c) Indemnity by Purchaser. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of the Triton Parties or any information the Triton Parties may have, Purchaser agrees to indemnify, defend and hold the Triton Parties, and their respective shareholders, officers, members, directors, employees, subsidiaries, affiliates, successors and assigns harmless from and against (i) the Assumed Liabilities; and (ii) any Losses arising out of or related to the ownership of the Purchased Assets and the operation of the Business by Purchaser after the Closing except to the extent same constitute Excluded Liabilities.

    11. Breaches and Defaults; Termination; Remedies.

      11.1   Breaches and Defaults; Opportunity to Cure. Prior to the exercise by a party of any termination rights afforded under this Agreement, if either party (the "Non-Breaching Party") believes the other party (the "Breaching Party") to be in breach hereunder, the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach, whereupon the Breaching Party shall have thirty (30) days from the receipt of such notice to cure such breach; provided, however, that if such breach is not capable of being cured within such period and if the Breaching Party shall have commenced action to cure such breach within such period and is diligently attempting to cure such breach, then the Breaching Party shall be afforded an additional reasonable amount of time, but not in any event to extend beyond the Outside Date, to cure such breach; provided, further, however, that Purchaser shall have no opportunity to cure the breach of its obligation to deliver any required portion of the Purchase Price to be delivered to the Triton Entities or to deliver the Escrow Amount pursuant to the terms of Section 3.1; provided further that the period for cure of any breach of Section 6.8 shall not be greater than fifteen (15) days. If the breach is not cured within such time period, then the Breaching Party shall be in default hereunder and the Non-Breaching Party shall be entitled to terminate this Agreement (as provided in Section 11.2). This right of termination shall be in addition to, and not in lieu of, any legal or equitable remedies available to the Non-Breaching Party.

      11.2   Termination. This Agreement may be terminated at any time prior to the Closing as follows:

        (a) by mutual written agreement of the parties hereto;

        (b) by Purchaser, provided Purchaser is not then in breach of this Agreement, pursuant to a written notice to the Triton Entities, (i) if any one or more of the conditions to Purchaser's obligation to close has not been fulfilled in any material respect as of the Anticipated Closing Date, (ii) subject to Section 11.1, if the Triton Entities have breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement and such breach has had a Material Adverse Effect, or (iii) subject to the provisions of the last sentence of Section 2.5, if the Closing shall not have taken place by the date that is six (6) months after the date of execution of this agreement (the "Outside Date") (unless any of the foregoing events shall have resulted primarily from Purchaser breaching any representation, warranty, covenant or agreement contained in this Agreement);

        (c) by the Triton Entities, provided the Triton Entities are not then in breach of this Agreement, pursuant to a written notice to Purchaser, (i) if any one or more of the conditions to the Triton Entities' obligation to close has not been fulfilled in any material respect as of the Anticipated Closing Date, (ii) subject to Section 11.1, if Purchaser has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement, or (iii) if the Closing shall not have taken place by the Outside Date (unless any of the foregoing events shall have resulted primarily from the Triton Entities' breach of any representation, warranty, covenant or agreement contained in this Agreement); or

        (d) by either party, by written notice to the other party, if the consummation of the Transactions shall be prohibited by a final, non-appealable order, decree or injunction of a Governmental Authority

      11.3   Effect of Termination.

        (a) In the event of any termination of this Agreement, all obligations of the parties hereto under this Agreement (except for the obligations contained in Sections 7.2(g), 7.2(h), 9.1, 9.3, 9.4, 9.5, 11.3(b) and 11.3(c) and the provisions of Article 12) shall terminate as of such date of termination and this Agreement shall thereafter become void and be of no further force and effect, and upon such termination no party hereto shall be liable to the other party, except for damages and expenses (including attorneys', accounting and other professional fees and expenses) resulting from breaches of this Agreement prior to such termination.

        (b) In the event of a termination of this Agreement by the Triton Entities in accordance with the terms of Section 11.2(c)(ii) if Purchaser has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement, then the Triton Entities shall be entitled to retain the entire Escrow Amount as liquidated damages, and not as a penalty, on account of any such termination. The parties agree that the Escrow Amount is a fair and reasonable approximation of the damages that would be incurred by the Triton Parties in the event of a pre-Closing default by Purchaser resulting in a termination of this Agreement and that it would be difficult, if not impossible, to quantify the actual damages which would be incurred as a result of any such default.

        (c) Except in the event of termination of this Agreement pursuant to Section 11.2(c)(ii) and except as provided in Section 7.2(g) or Section 7.2(h), Purchaser shall be entitled to a refund of the Escrow Amount upon termination.

    12. Miscellaneous.

      12.1   Consent to Jurisdiction. In order to enforce the provisions hereof, each of the parties hereto (a) submits and consents to the personal jurisdiction of any Pennsylvania state or federal court with respect to any suit, action or proceeding relating to this Agreement or any of the Transactions, (b) waives any objection that such party may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, (c) waives the right to object that any such court does not have personal jurisdiction over such party, and (d) consents to the service of process in any such suit, action or proceeding upon the receipt through the United States mail of copies of such process to such party by certified mail to the addresses indicated herein or at such other addresses of which the other parties shall have received written notice. Nothing herein shall preclude any party from bringing suit or taking other legal action in any other jurisdiction or from serving legal process in any other manner permitted by law or in equity.

      12.2   Expenses. The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, consultants, counsel and accountants.

      12.3   Further Assurances. Each of the parties shall execute such agreements and documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the Transactions. Each such party shall use commercially reasonable efforts (which shall not include the payment of money) to fulfill or obtain the fulfillment of the conditions to the Closing, including the execution and delivery of any other agreement or document, the execution and delivery of which are conditions precedent to the Closing. Following Closing, the Triton Parties and Purchaser shall cooperate with each other so that each such party receives the benefits to the greatest extent possible to which it may be entitled under the Acquisition Agreements.

      12.4   Access to Records. From and after the Closing Date, the Triton Parties shall allow Purchaser, and its counsel, accountants and other representatives, such access to the Triton Entities' records that after the Closing are in the custody or control of the Triton Parties as Purchaser reasonably requires in order to comply with its obligations under law or under contracts constituting Assumed Liabilities. From and after the Closing Date, Purchaser shall allow the Triton Parties, and their counsel, accountants and other representatives, such access to records that after the Closing are in the custody or control of Purchaser as the Triton Parties reasonably requires in order to comply with their obligations under this Agreement or Law.

      12.5   Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court determines that any covenant, or any part of any covenant is invalid or unenforceable, such covenant shall be enforced to the extent permitted by such court, and all other covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

      12.6   Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received if delivered personally against receipt; the next Business Day if sent for next Business Day delivery by a nationally recognized overnight courier service; or upon receipt if sent by certified, registered or express mail, return receipt requested, postage prepaid. In each case notice shall be sent as follows:

      (a)
      if to the Triton Parties, to:

      Triton Cellular, Inc.
      375 Technology Drive
      Malvern, PA 19355
      Attention: Mark Rupp, Senior Vice President

      with a required copy (that shall not constitute notice) to:

      Kleinbard, Bell & Brecker LLP
      1900 Market Street/Suite 700
      Philadelphia, PA 19103
      Attention: Howard J. Davis, Esq.

      (b)
      if to Purchaser, to:

      Rural Cellular Corporation
      P. O. Box 2000
      3905 Dakota Street SW
      Alexandria, MN 56308
      Attn: Ann K. Newhall, Senior Vice President

      with a required copy (that shall not constitute notice) to:

      Moss & Barnett, P.A.
      4800 Norwest Center
      90 South 7th Street
      Minneapolis, MN 55402-4129
      Attn: Richard J. Kelber, Esq.

Any party may, by notice given in accordance with this Section to the other parties, designate another address or Person for receipt of notices hereunder.

      12.7   Entire Agreement. This Agreement (including the Schedules and Exhibits) and the agreements (including the Escrow Agreement), certificates and other documents delivered hereunder contain the entire agreement between the parties with respect to the Transactions, and supersede all prior agreements, written or oral, with respect thereto.

      12.8   Amendments and Waivers. This Agreement may be modified or amended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

      12.9   Governing Law; Construction. This Agreement shall be governed and construed in accordance with the Laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of Law. As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either of the parties as the drafter.

      12.10  Assignment; Binding Effect. Neither this Agreement nor any of the rights or obligations hereunder may be assigned (including by operation of Law) by any party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided, however, that Purchaser shall be entitled to assign its rights under this Agreement to one or more Affiliates without the consent of the Triton Entities, provided that such assignment shall not relieve Purchaser of any of its obligations hereunder and Purchaser shall be entitled to assign its contractual rights hereunder to its senior institutional lenders to the extent required by applicable loan agreements.

      12.11  Beneficiaries of Agreement. The representations, warranties, covenants and agreements expressed in this Agreement are for the sole benefit of the other parties hereto and are not intended to benefit, and may not be relied upon or enforced by, any other party as a third-party beneficiary or otherwise.

      12.12  Counterparts; Facsimile Signatures. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Facsimile signatures on this Agreement and any of the agreements and documents executed in connection herewith shall be deemed original signatures.

      12.13  Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to this Agreement, unless the context shall otherwise require.

      12.14  Computation of Days; Holidays. Whenever this Agreement provides for a period of time that is expressed in terms of a numbers of days prior to or within which actions or events are to occur or not occur, such time period shall be measured in calendar days unless otherwise expressly provided. Whenever this Agreement provides for a date, day or period of time on or prior to which actions or events are to occur or not occur, and if such date, day or last day of such period of time falls on a day that is not a Business Day, then the same shall be deemed to fall on the immediately following Business Day.

      12.15  Headings. The headings in this Agreement are for reference only, and shall not affect the meaning or interpretation of this Agreement.

[signature page to Asset Purchase Agreement]

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

RURAL CELLULAR CORPORATION
By:
Richard P. Ekstrand, President and
Chief Executive Officer
TRITON CELLULAR PARTNERS OF LINCOLN L.L.C.
TRITON CELLULAR PARTNERS OF FERRY L.L.C.
TRITON CELLULAR PARTNERS OF WESTERN KANSAS L.L.C.
TRITON CELLULAR PARTNERS OF LAMAR L.L.C.
TRITON CELLULAR PARTNERS OF BUTLER L.L.C.
TRITON CELLULAR PARTNERS OF BEND L.L.C.
TRITON CELLULAR PARTNERS OF TALLADEGA L.L.C.
TRITON CELLULAR ALABAMA 5 LICENSE COMPANY L.L.C.
TRITON COMMUNICATIONS L.L.C.
MISSISSIPPI-34 CELLULAR CORPORATION
By:
James W. Akerhielm, President and
Chief Executive Officer
TRITON CELLULAR PARTNERS, L.P.
By: Triton Cellular, Inc., its General Partner
By:
James W. Akerhielm, President and
Chief Executive Officer

ESCROW AGREEMENT

    THIS ESCROW AGREEMENT (this "Agreement") is made as of November 8, 1999 among Triton Communications L.L.C., a Delaware limited liability company ("Triton Communications"), and those of its affiliates that are signatories hereto (collectively with Triton Communications, "Seller"), Triton Cellular Partners, L.P., a Delaware limited partnership ("Triton Cellular", and collectively with Seller, the "Triton Parties"), Rural Cellular Corporation, a Minnesota corporation ("Purchaser"), and First Union National Bank, a national banking association ("Escrow Agent").

W I T N E S S E T H:

    WHEREAS, Purchaser and the Triton Parties have entered into an Asset Purchase Agreement dated as of November 6, 1999 (the "Purchase Agreement") relating to the purchase by Purchaser of the Purchased Assets (capitalized terms used herein but not defined herein are used herein as defined in the Purchase Agreement);

    WHEREAS, the Purchase Agreement provides, among other things, that (i) Purchaser shall deposit a certain amount of money into escrow pending consummation of the transactions contemplated by the Purchase Agreement ("Closing") and (ii) a purchase price adjustment escrow shall be established as of the Closing pending the final determination of the Purchase Price Adjustment;

    WHEREAS, on the date hereof, Purchaser has delivered to the Escrow Agent the aggregate amount of $35,000,000 (the "Deposit Escrow"), which amount Escrow Agent has agreed to hold and deliver pursuant to this Agreement; and

    WHEREAS, pursuant to the Purchase Agreement, at Closing $5,000,000 of the Deposit Escrow will be converted into a purchase price adjustment escrow (the "Purchase Price Adjustment Escrow") for Escrow Agent to hold and deliver pursuant to this Agreement.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

    1.  Appointment.  Escrow Agent agrees to act as the escrow agent as set forth herein, and as such escrow agent to receive, administer and dispose of the Deposit Escrow and the Purchase Price Adjustment Escrow. All interest and other proceeds earned on the Deposit Escrow and on the Purchase Price Adjustment Escrow, as well as interest and proceeds earned thereon, are hereinafter referred to as "Interest." The Deposit Escrow and the Interest earned with respect thereto are hereinafter together referred to as the "Deposit Escrow Balance". The Purchase Price Adjustment Escrow and the Interest earned with respect thereto are hereinafter referred to as the "Purchase Price Adjustment Escrow Balance".

    2.  Written Verification.  Escrow Agent will furnish the parties hereto with (a) written verification concurrently with the deposit of the Deposit Escrow, (b) written verification concurrently with the conversion of $5,000,000 of the Deposit Escrow to the Purchase Price Adjustment Escrow, and (c) monthly statements of transactions and quarterly asset statements.

    3.  Rights, Duties and Immunities.

      (a) Acceptance by Escrow Agent of its duties under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall govern and control the rights, duties and immunities of Escrow Agent:

        (i)  The duties and obligations of Escrow Agent shall be determined solely by the express provisions of this Agreement, and Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set out in this Agreement, and Escrow Agent shall not be deemed to have any knowledge of or responsibility for the terms of any other agreement, including the Purchase Agreement.

        (ii) Escrow Agent shall not be responsible in any manner whatsoever for any failure or inability of Purchaser or Seller or of anyone else, to deliver moneys to Escrow Agent or otherwise to honor any of the provisions of this Agreement or the Purchase Agreement.

        (iii) Purchaser and Seller, jointly and severally, will reimburse and indemnify Escrow Agent for, and hold it harmless from and against, any Losses arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, except for Losses caused by the willful misconduct or gross negligence of Escrow Agent. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith in accordance with the terms hereof, including any liability for any delays not resulting from its gross negligence or willful misconduct or any loss of interest incident to any such delays. The provisions of this section shall survive any termination of this Agreement.

        (iv) Escrow Agent shall be fully protected in acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or document that Escrow Agent in good faith believes to have been signed or presented by the proper party or parties.

        (v) Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything that it may do or refrain from doing in connection herewith, except its own willful misconduct or gross negligence.

        (vi) Escrow Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel.

        (vii) Escrow Agent makes no representation as to the validity, value, genuineness or collectibility of any security, document or instrument held by or delivered to it.

      (b) If a controversy arises between one or more of the parties hereto, or between any of the parties hereto and any person not a party hereto, as to whether or not or to whom Escrow Agent shall deliver the Deposit Escrow Balance or the Purchase Price Adjustment Escrow Balance, or any portion thereof, or as to any other matter arising out of or relating to the Deposit Escrow Balance, the Purchase Price Adjustment Escrow Balance or this Agreement, Escrow Agent shall not determine the same and shall not make any delivery of any disputed portion of the Deposit Escrow Balance or the Purchase Price Adjustment Escrow Balance, but shall retain the same until the rights of the parties to the dispute shall have finally been determined by written agreement among the parties in dispute or by order of a court of competent jurisdiction. Escrow Agent shall deliver the Deposit Escrow Balance or the Purchase Price Adjustment Escrow Balance, or any portion thereof, within five (5) Business Days after Escrow Agent has received joint written notice from Purchaser and Seller of any agreement among the parties or a copy of the written order of a court of competent jurisdiction, in accordance with the terms thereof. Escrow Agent shall be entitled to assume that no such controversy has arisen unless it has received a written notice that such a controversy has arisen that refers specifically to this Agreement and identifies by name and address the adverse claimants in the controversy. If a controversy of the type referred to in this section arises, Escrow Agent may, in its sole discretion (but shall not be obligated to), commence interpleader or similar actions or proceedings for the determination of the controversy.

    4.  Investment.  Escrow Agent shall invest and reinvest the Deposit Escrow, the Purchase Price Adjustment Escrow and the Interest in the investments) identified on Schedule I.

    5.  Release of Deposit Escrow Balance.  Escrow Agent shall hold the Deposit Escrow Balance until it delivers the Deposit Escrow Balance as follows:

      (a) If Escrow Agent receives written notification from Purchaser and Seller stating that the Closing will occur, Escrow Agent shall immediately liquidate any portion of the Deposit Escrow Balance invested as soon as practicable (but in no event later than the Closing Date) and, upon the Closing, Escrow Agent shall (i) retain the Purchase Price Adjustment Escrow (to be held by Escrow Agent in a newly established account and disbursed by Escrow Agent on the terms and conditions contained herein) and (ii) deliver the balance of the Deposit Escrow Balance to Seller by certified or bank check or by electronic transfer of funds as Seller shall direct to Escrow Agent in writing.

      (b)  (i) If Escrow Agent receives written notice signed by Seller stating that the anticipated Closing will not occur and that Seller is entitled to the Deposit Escrow Balance pursuant to the terms of the Purchase Agreement, Escrow Agent shall deliver or mail a copy of said notice to Purchaser. Within ten (10) Business Days after Purchaser's receipt of such notice, Purchaser shall respond in writing to Seller and Escrow Agent that Purchaser either agrees with or contests Seller's claim to the Deposit Escrow Balance.

        (ii) If Purchaser contests Seller's claim to the Deposit Escrow Balance, Escrow Agent shall continue to hold the Deposit Escrow Balance until it shall have received written notice of instructions signed by Seller and Purchaser or by a written order of a court of competent jurisdiction directing delivery of the Deposit Escrow Balance, in which case Escrow Agent shall deliver the Deposit Escrow Balance in accordance with any such instructions or order.

        (iii) If Purchaser does not deliver its response within such time period, Purchaser will be deemed to have agreed with Seller's claim to the Deposit Escrow Balance. If Purchaser agrees (or, pursuant to the immediately preceding sentence, is deemed to have agreed) with such determination, Escrow Agent shall deliver promptly the Deposit Escrow Balance to Seller.

      (c) If Escrow Agent receives written notice signed by Purchaser stating that Purchaser is entitled to the Deposit Escrow Balance, Escrow Agent shall deliver or mail a copy thereof to Seller. Within ten (10) Business Days after Seller's receipt of such notice, Seller shall respond in writing to Purchaser and Escrow Agent that Seller either agrees with or contests Purchaser's claim to the Deposit Escrow Balance. If Seller does not deliver such response within such time period, Seller will be deemed to have agreed with Purchaser's claim and Escrow Agent shall deliver the Deposit Escrow Balance to Purchaser. If Seller contests such claim, Escrow Agent shall continue to hold the Deposit Escrow Balance until it shall have received written notice of instructions signed by Seller and Purchaser or by a written order of a court of competent jurisdiction directing delivery of the Deposit Escrow Balance, in which case Escrow Agent shall deliver the Deposit Escrow Balance in accordance with any such instructions or order.

      (d) Escrow Agent shall, in addition, disburse the Deposit Escrow Balance in accordance with any written instructions given by each of Purchaser and Seller.

    6.  Release of Purchase Price Adjustment Escrow Balance  Escrow Agent shall hold the Purchase Price Adjustment Escrow Balance until it delivers the Purchase Price Adjustment Escrow Balance, or any portion thereof, as follows:

      (a) If Escrow Agent receives written notification from Purchaser and Seller stating that they have made a final determination of the Purchase Price Adjustment, Escrow Agent shall immediately liquidate any portion of the Purchase Price Adjustment Escrow Balance invested as soon as practicable and disburse the Purchase Price Adjustment Escrow Balance in accordance with such written notification.

      (b) (i) If Escrow Agent receives written notice signed by Seller stating that Seller is entitled to the Purchase Price Adjustment Escrow Balance (or any portion thereof), Escrow Agent shall deliver or mail a copy of said notice to Purchaser. Within ten (10) Business Days after Purchaser's receipt of such notice, Purchaser shall respond in writing to Seller and Escrow Agent that Purchaser either agrees with or contests Seller's claim to the Purchase Price Adjustment Escrow Balance (or any portion thereof).

        (ii) If Purchaser contests Seller's claim to the Purchase Price Adjustment Escrow Balance (or any portion thereof), Escrow Agent shall (A) deliver to Seller any undisputed portion of the Purchase Price Adjustment Escrow Balance, (B) continue to hold the disputed portion of the Purchase Price Adjustment Escrow Balance (the "Disputed Purchase Price Adjustment Escrow Balance") until it shall have received written notice of instructions signed by Seller and Purchaser or by a written order of a court of competent jurisdiction directing delivery of the Disputed Purchase Price Adjustment Escrow Balance, in which case Escrow Agent shall deliver the Disputed Purchase Price Adjustment Escrow Balance in accordance with any such instructions or order, and (C) deliver to Purchaser the remaining portion, if any, of the Purchase Price Adjustment Escrow Balance.

        (iii) If Purchaser does not deliver its response within such time period, Purchaser will be deemed to have agreed with Seller's claim to the Purchase Price Adjustment Escrow Balance (or any portion thereof) to the extent set forth in Seller's notice. If Purchaser agrees (or, pursuant to the immediately preceding sentence, is deemed to have agreed) with such determination, Escrow Agent shall deliver promptly (A) to Seller, the Purchase Price Adjustment Escrow Balance (or any portion thereof that Seller has claimed), and (B) to Purchaser, that portion, if any, of the Purchase Price Adjustment Escrow Balance to which Seller has not made a claim.

      (c)  (i) If Escrow Agent receives written notice signed by Purchaser stating that Purchaser is entitled to the Purchase Price Adjustment Escrow Balance (or any portion thereof), Escrow Agent shall deliver or mail a copy of said notice to Seller. Within ten (10) Business Days after Seller's receipt of such notice, Seller shall respond in writing to Purchaser and Escrow Agent that Seller either agrees with or contests Purchaser's claim to the Purchase Price Adjustment Escrow Balance (or any portion thereof).

        (ii) If Seller contests Purchaser's claim to the Purchase Price Adjustment Escrow Balance (or any portion thereof), Escrow Agent shall (A) deliver to Purchaser any undisputed portion of the Purchase Price Adjustment Escrow Balance, (B) continue to hold the disputed portion of the Disputed Purchase Price Adjustment Escrow Balance until it shall have received written notice of instructions signed by Purchaser and Seller or by a written order of a court of competent jurisdiction directing delivery of the Disputed Purchase Price Adjustment Escrow Balance, in which case Escrow Agent shall deliver the Disputed Purchase Price Adjustment Escrow Balance in accordance with any such instructions or order and (C) deliver to Seller the remaining portion, if any, of the Purchase Price Adjustment Escrow Balance.

        (iii) If Seller does not deliver its response within such time period, Seller will be deemed to have agreed with Purchaser's claim to the Purchase Price Adjustment Escrow Balance (or any portion thereof) to the extent set forth in Purchaser's notice. If Seller agrees (or, pursuant to the immediately preceding sentence, is deemed to have agreed) with such determination, Escrow Agent shall deliver promptly (A) to Purchaser, the Purchase Price Adjustment Escrow Balance (or any portion thereof that Purchaser has claimed), and (B) to Seller: that portion, if any, of the Purchase Price Adjustment Escrow Balance to which Purchaser has not made a claim.

      (d) Escrow Agent shall, in addition, disburse the Purchase Price Adjustment Escrow Balance (or any portion thereof) in accordance with any written instructions given by each of Purchaser and Seller.

    7.  Successor Escrow Agent

      (a) Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Deposit Escrow Balance or the Purchase Price Adjustment Escrow Balance to any successor Escrow Agent designated by each of Purchaser and Seller in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement. The resignation of Escrow Agent shall take effect on the earlier of the appointment of a successor escrow agent or the day that is thirty (30) calendar days after the date of delivery of Escrow Agent's written notice of resignation to the other parties hereto. In the event that a successor Escrow Agent has not been appointed at the expiration of such thirty-day period, Escrow Agent's sole responsibility hereunder shall be the safekeeping of the Deposit Escrow Balance and the Purchase Price Adjustment Escrow Balance and to deliver the Deposit Escrow Balance and the Purchase Price Adjustment Escrow Balance in accordance with any written agreement signed by each of Purchaser and Seller or as any court of competent jurisdiction may order.

      (b) If Escrow Agent receives a written notice signed by each of Purchaser and Seller stating that they have selected another Escrow Agent, any portion of the Deposit Escrow Balance or the Purchase Price Adjustment Escrow Balance invested by Escrow Agent shall be promptly liquidated, and Escrow Agent shall deliver the Deposit Escrow Balance or the Purchase Price Adjustment Escrow Balance to the successor Escrow Agent named in the aforesaid notice within ten (10) calendar days of its receipt of such notice.

    8.  Fees.  For its services hereunder, Escrow Agent shall be entitled to the annual fee set forth on Schedule I, such amount to be paid in advance each year, pro rated for any partial year after the first year. Further, it is understood and agreed that if Escrow Agent is required to undertake any obligations or perform any duties other than those described above, Escrow Agent shall be entitled to a further reasonable fee therefor. Purchaser and Seller agree that all fees of Escrow Agent, including reasonable fees and expenses of outside counsel hired in accordance with Section 3(a)(vi), shall be payable one-half by Seller and one-half by Purchaser.

    9.  Tax Reporting.  For tax reporting purposes, Interest earned with respect to the Deposit Escrow shall be reported as Interest of Purchaser, and Interest earned with respect to the Purchase Price Adjustment Escrow shall be reported as Interest of Seller.

    10.  Miscellaneous.

      (a) Consent to Jurisdiction. In order to enforce the provisions hereof, each of the parties hereto (a) submits and consents to the personal jurisdiction of any Pennsylvania state or federal court with respect to any suit, action or proceeding relating to this Agreement, (b) waives any objection that such party may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, (c) waives the right to object that any such court does not have personal jurisdiction over such party, and (d) consents to the service of process in any such suit, action or proceeding upon the receipt through the United States mail of copies of such process to such party by certified mail to the addresses indicated herein or at such other addresses of which the other parties shall have received written notice. Nothing herein shall preclude any party from bringing suit or taking other legal action in any other jurisdiction or from serving legal process in any other manner permitted by law or in equity.

      (b) Expenses. The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, including all fees and expenses of agents, representatives, consultants, counsel and accountants.

      (c) Further Assurances. Each of the parties shall execute such agreements and documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof.

      (d) Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court determines that any covenant, or any part of any covenant is invalid or unenforceable, such covenant shall be enforced to the extent permitted by such court, and all other covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

      (e) Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when received if delivered personally against receipt; the next Business Day if sent for next Business Day delivery by a nationally recognized overnight courier service; or upon receipt if sent by certified, registered or express mail, return receipt requested, postage prepaid. In each case notice shall be sent as follows:

        (i)    if to the Triton Parties, to:

    Triton Cellular, Inc.
    375 Technology Drive
    Malvern, PA 19355
    Attention: Mark Rupp, Senior Vice President

    with a required copy (that shall not constitute notice) to:

    Kleinbard, Bell & Brecker LLP
    1900 Market Street / Suite 700
    Philadelphia, PA 19103
    Attention: Howard J. Davis, Esquire

        (ii)   if to Purchaser, to:

    Rural Cellular Corporation
    P.O. Box 2000
    3905 Dakota Street SW
    Alexandria, MN 56308
    Attention: Ann K. Newhall, Esq., Senior Vice President

    with a required copy (that shall not constitute notice) to:

    Moss & Barnett, P.A.
    4800 Norwest Center
    90 South 7th Street
    Minneapolis, MN 55402-4129
    Attn: Richard J. Kelber, Esq.

        (iii)   if to Escrow Agent to:

    First Union National Bank
    123 South Broad Street, 11th Floor
    PA 1249
    Philadelphia, PA 19109
    Attention: Ms. Yvette Howell

Any party may, by notice given in accordance with this section to the other parties, designate another address or person for receipt of notices hereunder.

      (f)  Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, with respect thereto.

      (g) Amendments and Waivers. This Agreement may be modified or amended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

      (h) Governing Law; Construction. This Agreement shall be governed and construed in accordance with the Laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of Law. As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either of the parties as the drafter.

      (i)  Assignment; Binding Effect. Neither this Agreement nor any of the rights or obligations hereunder may be assigned (including by operation of law) by any party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided, however, that Purchaser shall be entitled to assign at Closing its rights under this Agreement to one or more Affiliates without the consent of the Triton Entities, provided that such assignment shall not relieve Purchaser of any of its obligations hereunder and Purchaser shall be entitled to assign its contractual rights hereunder to its senior institutional lenders to the extent required by applicable loan agreements.

      (j)  Beneficiaries of Agreement. The representations, warranties, covenants and agreements expressed in this Agreement are for the sole benefit of the other parties hereto and are not intended to benefit, and may not be relied upon or enforced by, any other party as a third-party beneficiary or otherwise.

      (k) Counterparts; Facsimile Signatures This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Facsimile signatures on this Agreement and any of the agreements and documents executed in connection herewith shall be deemed original signatures.

      (l)  Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to this Agreement, unless the context shall otherwise require.

      (m) Computation of Days; Holidays. Whenever this Agreement provides for a period of time that is expressed in terms of a numbers of days prior to or within which actions or events are to occur or not occur, such time period shall be measured in calendar days unless otherwise expressly provided. Whenever this Agreement provides for a date, day or period of time on or prior to which actions or events are to occur or not occur, and if such date, day or last day of such period of time falls on a day that is not a Business Day, then the same shall be deemed to fall on the immediately following Business Day.

      (n) Headings. The headings in this Agreement are for reference only, and shall not affect the meaning or interpretation of this Agreement.

  [Signatures contained on following page]

  [Signature page to Escrow Agreement]

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

RURAL CELLULAR CORPORATION
By:

Richard P. Ekstrand, President and Chief Executive Officer

                      TRITON CELLULAR PARTNERS OF LINCOLN L.L.C.
                      TRITON CELLULAR PARTNERS OF FERRY L.L.C.
                      TRITON CELLULAR PARTNERS OF WESTERN KANSAS L.L.C.
                      TRITON CELLULAR PARTNERS OF LAMAR L.L.C.
                      TRITON CELLULAR PARTNERS OF BUTLER L.L.C.
                      TRITON CELLULAR PARTNERS OF BEND L.L.C.
                      TRITON CELLULAR PARTNERS OF TALLADEGA L.L.C.
                      TRITON CELLULAR ALABAMA 5 LICENSE COMPANY L.L.C.
                      TRITON COMMUNICATIONS L.L.C.
                      MISSISSIPPI-34 CELLULAR CORPORATION

By:

James W. Akerhielm President and Chief Executive Officer
TRITON CELLULAR PARTNERS, L.P. By: Triton Cellular, Inc., its General Partner
By:

James W. Akerhielm President and Chief Executive Officer
FIRST UNION NATIONAL BANK
By:

SCHEDULE I
Permitted Investments; Fees

    Permitted Investment(s):

    [Evergreen Select Treasury Money Market Fund #497]

Escrow Agent's Annual Fee:

    [$               ]

DISCLOSURE SCHEDULES TO

ASSET PURCHASE AGREEMENT

dated as of November 6, 1999

among

TRITON COMMUNICATIONS L.L.C.,

THE OTHER TRITON PARTIES

AND

RURAL CELLULAR CORPORATION

    Reference is hereby made to the Asset Purchase Agreement dated as of November 6, 1999 ("Purchase Agreement") among the Triton Parties party thereto (collectively "seller"), and Rural Cellular Corporation ("Purchaser"). Capitalized terms used but not defined herein shall have the same meaning given to such terms in the Purchase Agreement.

    The following Schedules are qualified in their entirety by reference to specific provisions of the Purchase Agreement, and they are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller except as and to the extent provided in the Purchase Agreement. Inclusion of any information herein shall not be construed as an admission that such information is material to the operations or financial condition of Seller.

    All disclosures in these Schedules shall be deemed to refer solely to matters as they exist on the date of the Purchase Agreement, unless a different date is specified in the Schedule.

    Headings have been inserted on the Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express provisions of the Purchase Agreement.

Schedule A
Triton Entities and RSA's

Operating Entity	RSAs

Triton Cellular Partners of Lincoln L.L.C.	OR4
Triton Cellular Partners of Ferry L.L.C.	WA2, WA3
Triton Cellular Partners of Western Kansas L.L.C.	KS1, KS2, KS6, KS7, KS11, KS12, KS13
Mississippi-34 Cellular Corporation	MS3, MS4
Triton Cellular Partners of Lamar L.L.C.	AL3, AL4, MS1
Triton Cellular Partners of Butler L.L.C.	AL7
Triton Cellular Partners of Bend L.L.C.	OR3, OR6, WA8
Triton Cellular Partners of Talladega L.L.C.	AL5

Schedule 1
Permitted Liens

NONE

Schedule 1.1
Acquisition Agreements

1.
Asset Purchase Agreement dated December 9, 1997 with Point Telesystems, Inc.;

2.
Contribution Agreement dated January 16, 1998 with Columbia River Cellular Partners, L.P.;

3.
Asset Purchase Agreement dated March 27, 1998 with U.S. Unwired, Inc. (Mississippi and Alabama transaction);

4.
Stock Purchase Agreement dated March 27, 1998 with U.S. Unwired, Inc., and Bailey Cable & Wireless, Inc.;

5.
Asset Purchase Agreement dated March 27, 1998 with U.S. Unwired, Inc. (Kansas transaction);

6.
Asset Purchase Agreement dated June 30, 1998 with AAT RSA Company, Limited Partnership;

7.
Asset Purchase Agreement dated August 13, 1998 with BMCT, L.P.;

8.
Acquisition Agreement dated January 15, 1999 with Cranford and related Asset Purchase Agreements with Price Communications Wireless, Inc. and GTE Mobile Net of Alabama Incorporated.

Schedule 2.2(l)
Excluded Assets

    All assets located at the Triton Parties' headquarters in Malvern, Pennsylvania (exclusive of Books and Records and assets used in the operation of the Business), including the following: computers, office furniture, personal property.

Schedule 3.3(a)

Indebtedness to be Paid Off at Closing

1.
The amount payable to Toronto Dominion Texas, Inc., as collateral agent.

2.
Amounts payable pursuant to any financing leases which are not expressly identified on a Schedule to this Agreement as a Contract to be assumed by Purchaser.

3.
That certain promissory note payable by Alabama 5 License Company to Cranford in the original principal amount of $21,250,000 dated June 15, 1999.

4.
Those certain promissory notes dated August 18, 1998 payable by Triton Cellular to William J. Marraccini, Silvio Marraccini, Jacqueline Crispino and Nancy Engravido, in the aggregate principal amount of $2,000,000.

5.
That certain promissory note dated February 1, 1999 payable by Triton Cellular to BMCT, L.P.

6.
Any secured indebtedness owing by any of the Triton Entities.

Schedule 4.5(b)
FCC Licenses

Cellular Licenses

Call Sign	Location
KNKN 716	Alabama 3—Lamar RSA
KNKN 708	Alabama 4—Bibb RSA
KNKQ 444	Alabama 5—Cleburne RSA
KNKQ 378	Alabama 7—Butler RSA
KNKN 516	Kansas 1—Cheyenne RSA
KNKN 518	Kansas 11—Hamilton RSA
KNKN 741	Kansas 12—Hodgeman RSA
KNKQ 376	Kansas 13—Edwards RSA
KNKN 514	Kansas 2—Norton RSA
KNKN 469	Kansas 6—Wallace RSA
KNKN 465	Kansas 7—Trego RSA
KNKQ 341	Mississippi 1—Tunica RSA
KNKN 638	Mississippi 3—Bolivar RSA
KNKQ 345	Mississippi 4—Yalobusha RSA
KNKN 332	Oregon 3—Umatilla RSA
KNKN 231	Oregon 4—Lincoln RSA
KNKQ 393	Oregon 6—Crook RSA
KNKN 248	Washington 2—Okanogan RSA
KNKN 385	Washington 3—Ferry RSA
KNKN 277	Washington 8—Whitman RSA

Schedule 4.5(b)

FCC Licenses

Point-to-Point Microwave Licenses

Call Sign	Location
WMJ509	Selma, AL
WMJ510	Clanton, AL
WML454	Demopolis, AL
WML455	Livingston, AL
WML456	Eutaw, AL
WMN253	Centreville, AL
WMT725	Aliceville, AL
WMV896	Linden, AL
WMW536	Reform, AL
WLW521	Hays, KS
WLW522	Russell, KS
WLW523	Heiger, KS
WML263	Colby, KS
WML264	Edson, KS
WML487	Wakeeney, KS
WMS793	Colby, KS
WMS794	Angelus, KS
WHC935	Mission, OR
WHC936	La Grande, OR
WLR453	Corvalis, OR
WLR454	Salem, OR
WLR456	Newport, OR
WLR457	Newport, OR
WLV406	Weston, OR
WLV425	Mission, OR
WLV714	Statewide, OR
WMK818	Draperville, OR
WMM423	Lincoln City, OR
WMM842	Bend, OR
WMM843	Bend, OR
WMN580	Lyons, OR
WMN581	Sweet Home, OR
WMN582	Brownsville, OR
WMQ265	Prineville, OR
WMQ267	Sisters, OR
WMR294	Pendleton, OR
WMS487	Klamath, OR
WMS815	Brownsville, OR
WMS949	Keno, OR
WMS950	Klamath Falls, OR
WPJB528	Summer Lake, OR
WPJB529	Lakeview, OR
WPJB530	Paisley, OR
WPJC721	Lebanon, OR
WPJD237	Wren, OR
WPJD238	Burnt Woods, OR
WPNB336	Burns, OR
WPNB337	Bend, OR
WPNB338	Burns, OR
WPNC487	Hermiston, OR
WPNC980	Deschutes, OR
WPNC981	Bend, OR
WPNC982	Chiloquin, OR
WPNC983	Klamath Falls, OR
WPNC984	La Pine, OR
WPNC985	Chemult, OR
WPNE733	Bend, OR
WPNE734	Reno, OR
WPNF215	La Grande, OR
WPNG654	Bend, OR
WPNG918	Prineville, OR
WPNG919	Redmond, OR
WPNG920	Prineville, OR
WPNJ774	Corvalis, OR
WPNJ775	Albany, OR
WPNL454	Sisters, OR
WPNN235	Pendleton, OR
WPNN237	Kirk, OR
WPNN489	Umatilla, OR
WPOP905	Bridgeport, OR
WPOP906	Unity, OR
WLS507	Walla Walla, WA
WLW605	Dayton, WA
WLW606	Albion, WA
WLW679	Wallula, WA
WMN792	Statewide WA/ID
WMN835	Plymouth, WA
WPJB351	Walla Walla, WA
WPJF466	Clarkston, WA
WPJF467	Pullman, WA
WPNE374	Malaga, WA
WPNE375	Wenatchee, WA
WPNE376	Wenatchee, WA
WPNL267	Wenatchee, WA
WPNL268	Omak, WA
WPNL270	Omak, WA
WPOR643	Colville, WA
WPOT299	Chewelah, WA
WPOT300	Clarkston, WA

Schedule 4.7
Owned Real Property

Reference #	Location	Description

AL4-1	Benton	Cell Site
AL4-2	Camden	Cell Site
AL4-3	Centreville	Cell Site
AL4-4	Clanton	Cell Site
AL4-5	Fort Deposit	Cell Site
AL4-6	Hayneville	Cell Site
AL4-7	Jemison	Cell Site
AL4-8	Maplesville	Cell Site
AL4-11	Selma	Cell Site
AL4-12	Verbena	Cell Site
MS4-3	Durant	Cell Site
KS1-4	Grinnell	Cell Site
WA8-14	Stout Ranch	Cell Site
WA8-16	Walla Walla	Cell Site, Switch
NA	North Bend	Store

Schedule 4.8(a)

Real Property Leases

    Please note that, depending on the provisions of applicable state law, certain leases (or portions of certain leases) set forth on the following pages of Schedule 4.8(a) (Real Property Leases) may be characterized as personal property leases.

Northwest Region

Reference #	Site Name	Owner

Network Leases
OR3-1	Aldrich Mtn.	Oregon State Police
OR3-2	Baker	Baker Valley Enterprises
OR3-3	Beaver	USDA-Forest Service
OR3-4	Cabbage Hill	Lieuallan Ranch, Inc.
OR3-5	Carney Butte	Teleph. Util of E. Oregon
OR3-6	Elgin	Pendleton Grain Growers
OR3-7	Elkhorn Mtn.	AT&T Communications
OR3-8	Halfway	USDA-Forest Service
OR3-9	Hermiston	C&B Livestock, Inc.
OR3-10	John Day (Ground)	Dona Holmstrom
OR3-10a	John Day (Tower)	Tower Broadcasting
OR3-11	La Grande	Sonka, Steven, Raymond, and Virginia Fenn
OR3-12	Ladd Canyon	Dale & Charlene Counsell
OR3-13	Lime Hill	Chambers Cable of OR
OR3-14	Milton-Freewater	Richard & Louise Piper
OR3-15	Mt. Emily	USDA-Forest Service
OR3-16	Oxman-Durkee	Wayne & Helen Troy
OR3-17	Pendleton Airport	City of Pendleton
OR3-18	Pikes Peak	Thomas & Cynthia Beechinor
OR3-19	Ritter Butte	Tim, Paul, Kelly Walton, Kayella Simons, Lisa Roberts
OR3-20	Sheep Ridge	USDA-Forest Service
OR3-20a	Sheep Ridge Easement 1	Transator Association
OR3-20b	Sheep Ridge Easement 2	Ten-Nab, Inc.
OR3-21	Sillusi Butte	K2H Farms, Inc
OR3-22	Stage Gulch	Lloyd & Lois Piercy
OR3-23	Weston Mtn.	BL Davis Ranch, Inc
OR3-24	Spout Spg/Tollgate	USDA-Forest Service
OR3-25	Meacham	Oregon DOT
OR4-1	Agate Beach	Central Lincoln PUD
OR4-2	Albany	Point Communications Co.
OR4-3	Bald Peter	Linn Cnty Emerg. Telephone
OR4-4	Burnt Woods	Point Communications Co.
OR4-5	Cascadia	Point Communications Co.
OR4-6	Corvallis	Point Communications Co.
OR4-7	Fisher Point	USDA Forest Service
OR4-8	Green Peter	Galaxye Broadcasting
OR4-9	Hackelman	USDA Forest Service
OR4-10	Highland	Point Communications Co.
OR4-11	Hoodoo	Bend Cable Comm.
OR4-12	Junction City(Half)	Point Communications Co.
OR4-13	Knox Butte	Point Communications Co.
OR4-14	Lebanon	Point Communications Co.
OR4-15	Lincoln City	Point Communications Co.
OR4-16	Marks Ridge	Point Communications Co.
OR4-17	McCulley Mtn (Rev Sh)	Point Communications Co.
OR4-18	Monroe	Point Communications Co.
OR4-19	Newport	Point Communications Co.
OR4-20	Otter Crest	Point Communications Co.
OR4-21	Pioneer	Point Communications Co.
OR4-22	Praire Peak	Day Wireless
OR4-23	Toledo	Central Lincoln PUD
OR4-23a	Toledo	Simpson Timber
OR4-24	Vineyard Mtn	Point Communications Co.
OR4-25	Waldport	Point Communications Co.
OR4-26	Washburn	Point Communications Co.
OR4-27	Witham	City of Corvallis
OR4-28	Wren	Point Communications Co.
OR4-29	Yachats	Hampton Resources
OR4-30	Tangent	Lely Pacific
OR6-1	Adel	Dept. of Energy-BPA
OR6-2	Awbrey Butte	Deschutes County
OR6-3	Bly Ranch	William and Lillian Hill Industries
OR6-4	Burns Butte	OR-Div of State Lands
OR6-5	Chase Mtn	US Timberlands Svcs. Co
OR6-7	Dead Indian	USDA Forest Service
OR6-8	E Bend	Dotson & Wilma Merritt
OR6-9	Five Mile Butte	Willamette Industries
OR6-10	Glass Butte	US Dept of Interior-Lnd Mgt.
OR6-11	Grizzly B sector	US Dept of Interior-Lnd Mgt.
OR6-12	Juntura	Bill D. Williams
OR6-13	Lake of the Woods	USDA Forest Service
OR6-14	Lakeview (Black Cap)	Lake county, OR
OR6-15	Moore Hill (K.Falls)	Gerrard, Inc
OR6-16	N Redmond	Cinder Butte Rock Prod.
OR6-17	NW Express	Mt. Bachelor, Inc.
OR6-18	O'Dell	Bonneville Power Admin.
OR6-19	Pilot Butte	City of Bend, OR
OR6-20	Pine Marten	Mt. Bachelor, Inc.
OR6-21	Pine Mtn	USDA Forest Service
OR6-22	Post	US Timberlands Svcs. Co
OR6-23	Prineville	Pilot Butte Hereford Ranch
OR6-24	Round Pass	USDA Forest Service
OR6-25	S Bend	Robert & Shirley Windlinx
OR6-26	S Redmond	Martel & Gisela Fisher
OR6-27	Sisters	Raymond & Doris Hart
OR6-28	Solomon - Kirk	USDA Forest Service
OR6-29	Spodue Mountain	PacifiCorp
OR6-30	Steiger Butte	Three Rivers Communications
OR6-31	Summit	USDA Forest Service
OR6-32	Sunriver	USDA Forest Service
OR6-33	Swan Lake	Tri-State Telecom, Inc
OR6-34	Walker Mtn	USDA Forest Service
OR6-35	Wampus Butte	Oregon Dept. State Police
OR6-36	Meril/Malin	Hickey Ranches Inc.
OR6-37	Division & 97	Larry and Elizabeth Pool
OR6-38	Steins Mountain	State of Oregon
WA2-1	Badger Mt	Clark, Doug, and Mike Bromiley
WA2-2	Boundary Butte	UDSA
WA2-3	Chelan Butte	WA. State Dept. of Nat. Resources
WA2-4	Clark Badger	Central Communications
WA2-5	Diamond Head	UDSA
WA2-6	Dyer Hill	Joseph and Dorothy Kropp
WA2-7	Goat Mt	UDSA
WA2-8	Okanogan	KOMW Radio
WA2-9	Laurel Hill	Westcoast Broadcasting
WA2-10	McClure Mtn	UDSA
WA2-11	Natapoc Ridge	PUD District #1 of Chelan County
WA2-12	Omak butte	US Dept. of Interior
WA2-13	Pickens Mt	Central Communications
WA2-14	Round Mtn	Burlington Northern Railroad Co.
WA2-15	South Blewett	WA. State Dept. of Transportation
WA2-16	Stevens Pass	WA. State Dept. of Transportation
WA2-17	Stiens Hill	Estate of Lyle Ochs
WA2-18	Downtown Wenatchee	Cascadian Apts
WA3-1	Bisbee Mt	WA. State Dept of Transportation
WA3-2	Chewelah Mt	Compucol, Inc.
WA3-3	Collville Mt	Richard Baker
WA3-4	Cooks Mt	Pend Oreille County
WA3-5	DeerLake Mt	Boise Cascade Corp.
WA3-6	Johnny Gorge Mt	US Dept. of Interior
WA3-7	Keller Butte	US Dept. of Interior
WA3-8	Klondike Mt	PUD District #1 of Ferry County
WA3-9	Monumental Mt	WA. State Dept. of Nat. Resources
WA3-10	Ruby Mt	Crown Pacific Inland
WA3-11	Flagg Mtn (Rep)	Compucol, Inc.
WA8-1	Alpowa	Harold & Lois Heitstuman
WA8-2	Bald Butte	Flyod Harvey Rentals
WA8-3	Bluewood	Ski Bluewood
WA8-4	Clarkston	L.T.L. Investments Company
WA8-5	Colfax	R. Paul Cocking
WA8-5a	Colfax Easement	Hauser Enterprises, LLC
WA8-6	Dayton	Lestor Eaton, Jr.
WA8-7	Dayton Town	City of Dayton
WA8-8	Dodge Hill	WA Dept. of Nat. Resources
WA8-9	Harsha	Baker Boyer Bank
WA8-10	Kamiak Butte	Kamiak Butte Farm Ptnrshp
WA8-11	Naff Ridge	Galen Blank
WA8-12	Pomeroy	Molly & William Black
WA8-13	Pullman Water Tank	City of Pullman
WA8-15	Waitsburg	Ellsworth Conover
WA8-17	Walla Walla Airport	Port of Walla Walla
WA8-18	Steptoe	Whitman County
WA8-20	Nine Mile	Oasis Fruit Farm
WA8-21	Duroc/Touche	Frank Saranto
WA8-22	DIXIE	Melvern Laidlaw

Northwest Region

Non-Network Leases

Description	Owner

Warehouse	Compass Comercial
Warehouse	Valley Storage
Colville Office	Dale Vaughn
Omak Office	Jan Asmussen
Albany Land	Point Communications
Albany Office	Point Communications
Corvallis Office	Point Communications
Lebanon Office	Bings Kitchen
Newport Office	Ross Neigebauer
Klamath Falls	Alco, Inc.
Redmond	Redmond Plaza
S. Bend	1120 SE Highway 97
2nd Street	Pearce Woodfield
Clarkston	D. Gorsette
Hermiston	Hermiston COC
Lagrande	Hyde Family
Pendelton	Clear Creek Cattle
Pullman	Pullman Prgs.
Millpoint	Compass Comercial
Heritage Mall	Heritage Mall Assoc.
Collville Space Rent	Terry's Mini-Storage
Wenatchee	PineCo LLC

South Region

Reference #	Site Name	Owner

Network Leases
AL3-1	Aliceville	Charles & Robbie Davis
AL3-2	Butler	Kimberly - Clark
AL3-3	Demopolis	L-Square Land
AL3-4	Eutaw	L-Square Land
AL3-5	Fayette	John & Ivalene Walden
AL3-6	Linden	Matty E. Hill
AL3-7	Livingston	Livingston University
AL3-8	Pennington	James River Timberland
AL3-9	Reform	Charles & Robert McGahey
AL3-10	Vernon	J.L. Duckworth
AL3-11	Gordo	American Tower, L.P.
AL3-12	Cuba	American Tower, L.P.
AL4-9	Marion	City of Marion
AL4-10	Pine Hill	Town of Pine Hill
AL4-13	West Blocton	George Desmond
AL4-14	Uniontown	AAT Communications
AL4-15	Lowndnesboro	Pinnacle Towers Inc.
AL4-16	Selma South	American Towers
AL5-1	Rockford	Williams Pipeline
AL5-2	Childersburgh	Crown Communations
AL5-3	Sylacauga	BellSouth Mobility Inc.
AL5-4	Lincoln	A. H. & Irene Tomlin
AL5-5	Ross Mountain	Crown Communations
AL5-6	Lebanon	Crown Communations
AL5-7	Lanette	Old North Tower Corp
AL5-8	Dadeville	Smith Mountain
AL5-8a	Dadeville Easement	Joe East
AL5-9	Alexander City **	Charter Communications
AL5-10	Sturkee	Cummulus Wireless
AL5-10a	Sturkee ground	George Robertson
AL5-11	Mt Olive	Crown Communations
AL5-12	Talladega	Jimmy Woodward
AL5-13	Lake Martin	Crown Communations
AL5-14	Talladega City	American Towers
AL5-15	Heflin	BellSouth Mobility Inc.
AL7-1	Andalusia	AAT Communications
AL7-2	Elba	City of Elba
AL7-3	Enterprise	Regency Management
(Includes Switch)
AL7-4	Geneva	H. Jack Mizell
AL7-5	Georgiana	AAT Communications
AL7-6	Greenville	AAT Communications
AL7-7	Hartford	Alltel Communications
AL7-8	Lockhart	City of Lockhart
AL7-8a	Lockhart Easement	William & Doris Hicks
AL7-9	Luverne	AAT Communications
AL7-10	Opp	Covington Rural Services
AL7-11	Troy	Price Communications
AL7-12	Victoria	AAT Communications
AL7-13	Malvern	Town of Malvern
AL7-14	Orion	AAT Communications
AL7-15	Brantley	Hemphill corp
AL7-16	Highland Homes	Pinnacle Towers Inc.
MS1-1	Abbeville	Steve & Deborah Shaw
MS1-2	Batesville	Henry Heafner
MS1-3	Byhalia	Mary Munn
MS1-4	Clarksdale	Richard James Noe
MS1-5	Crenshaw	Bob D. Crenshaw
MS1-6	Holly Springs	Gregory Gresham
MS1-7	Lula	Darrel Byrd
MS1-8	Oxford	G.A. Gafford
MS1-9	Senatobia	Billy Wooten
MS1-10	Tunica	Commerce Development
MS1-11	West Clarksdale	Atkins Office Supply
MS1-12	Burgess	Telepak Inc.
MS1-13	Tunica II	Pinnacle Towers Inc.
MS1-14	Sardis	Crown Communications
MS1-15	Northeast Oxford	Alpha 1 Leasing
MS3-1	Cleveland	Jeannette Weatherly
MS3-2	Glendora	Due West Land Co.
MS3-3	Greenwood	Charles Moor
(Includes Switch)
MS3-4	Indianola	John Dodd
MS3-5	Tchula	Timber Investments
MS3-6	Vaiden	Ben Nelms
MS3-7	North Carrolton	Leflore Communications
MS4-1	Aberdeen	Calvin Barnes
MS4-2	Calhoun City	Henty Lackey
MS4-4	Grenada	Pinnacle Towers Inc.
MS4-5	Houston	Alan Futvoye
MS4-6	Oakland	Sylvia M. Grant
MS4-7	Water Valley	Fly Timber Corp.
MS4-8	West Point	Kenneth Dill
MS4-9	Scobey	Crown Communications

Non-Network Leases

Description	Owner

Enterprise Generator Pad	Regency Management
Regional Office/Call Center	Regency Management
Temp. Regional Office	Regency Management
Alexander City Store	Kenneth W. Cochran
Andalusia Store	McClain Contracting
Batesville Store	Woody Loden, IV
Clanton Store	D&M Management
Clarksdale Store	HAYCO Realty
Cleveland Store	Don McNeer
Demopolis Store	Jeanette Lowe
Enterprise Store/Switch	Regency Management
Fayette Store	AEGON USA Reality
Greenwood Store	Harmar Investments
Grenada Store	Green Realty
Grenada Store (New)	Green Realty
Oxford Store	Heritage Development
Selma Store (New)	Arlington Properties
Senatobia Store	Collonade Partnership
Sylacauga Store	Southplace Properties
Talladega Store	Community Centers Dev.
Troy Store	Han-Cro Inc.
West Point Store	Coleman Realty
Demopolis Eng. Storage	Sherrod Mini-Storage
Mini Warehouse #15C	Sunnysouth Mobile Villa
Mini Warehouse #2A, 12A	Sunnysouth Mobile Villa

Central Region

Reference #	Site Name	Owner

Network Leases
KS1-1	Atwood	Wes-Kan Towers
KS1-2	Colby	Cellular Tower Asset Fund
KS1-3	Edson	Melia Communications
KS1-5	Oberlin	Wes-Kan Towers
KS1-6	Saint Francis (Rep)	Wes-Kan Towers
KS1-7	Goodland	American Tower, L.P.
KS2-1	Morland	Wes-Kan Towers
KS2-2	Norton	Wes-Kan Towers
KS2-3	Smith Center	Smith Center Co-op
KS2-4	Stockton	Classic Cable
KS2-5	Phillips burg	American Tower, L.P.
KS2-6	Osborne	American Tower, L.P.
KS6-1	Dighton	Classic Cable
KS6-2	Leoti	Classic Cable
KS6-3	Scott City	Wes-Kan Towers
KS6-4	Sharon Springs	Classic Cable
KS6-5	Park/Quinter	American Tower, L.P.
KS7-1	Great Bend East	Barton County
KS7-2	Hays	Cellular Tower Asset Fund
(Includes VCDX Switch)
KS7-3	Heizer (Great Bend)	Cellular Tower Asset Fund
KS7-4	Ness City	G & K Communications
KS7-5	Russell	Wes-Kan Towers
KS7-6	Wakeeny	Wes-Kan Towers
KS7-7	Lacrosse	Wes-Kan Towers
KS11-1	Garden City	Snyder Radio Inc.
KS11-2	Hugoton	Recomco Inc.
KS11-3	Johnson City	Sky High Inc.
KS11-4	Liberal	American Tower Corp.
KS11-5	Syracuse	Cellular Tower Asset Fund
KS11-6	Ulysses	Turri-Comm Inc.
KS11-7	Lakin	American Tower L.P.
KS11-8	Downtown Liberal	Panhandle Telco
KS11-8a	Downtown Liberal Land	Hibberd
KS12-1	Charleston	Wes-Kan Towers
KS12-2	Copeland	Wes-Kan Towers
KS12-3	Dodge City	Multimedia Cablevision
(Includes Switch)
KS12-4	Minneola	Wes-Kan Towers
KS13-1	Kinsley	Jack D. Noble
KS13-2	Medicine Lodge (Rep)	Multimedia Cablevision
KS13-3	Pratt	Wes-Kan Towers
KS13-4	Saint John	Wes-Kan Towers

Central Region

Non-Network Leases

Description	Owner

Colby Store	C. Scott Barnum
Dodge City Store	Mark D. Pick
Garden City Store	Lee Properties
Great Bend Store	Moore Development
Hays Store	Bickle-Aubel Partnership
Liberal Store	Ewalt Realty
Hays Regional Switch	Bolero Ventures
Hays Storage Bldg	Wilson Moving & Storage

Schedule 4.8(b)
Personal Property Leases

  •
  Lease with Xerox Corporation dated November 11, 1998 providing for the lease of seven copiers.

  •
  Please note that, depending on the provisions of applicable state law, certain leases (or portions of certain leases) set forth on Schedule 4.8(a) (Real Property Leases) may be characterized as personal property leases.

Schedule 4.8(c)
Certain Contracts

Party	Agreement Type
Interconnect
GTE	Interconnect for Northwest
US West	Interconnect for Northwest
BellSouth	Interconnect for South
GTE	Interconnect for South
Long Distance
ITC Deltacom	Long Distance Services
LDDS	Long Distance Services
ACI	Long Distance Services
Major Roaming Agreements
AT&T Wireless Services, Inc.	Intercarrier Roamer Service Agreement
CenturyTel Wireless, Inc.	Intercarrier Roamer Service Agreement
Dobson	Intercarrier Roamer Service Agreement
GTE Wireless Inc.	Intercarrier Roamer Service Agreement
Gulph Coast Cellular	Intercarrier Roamer Service Agreement
Price Communications Wireless	Intercarrier Roamer Service Agreement
Sprint	Intercarrier Roamer Service Agreement
United States Cellular Corporation	Intercarrier Roamer Service Agreement
Western Wireless Corporation	Intercarrier Roamer Service Agreement
Billing Agreements
International Telecomunication Data Systems	Billing Services
H.O. Systems, Inc.	Billing Services and Information Management Software
GTE	Standard Billing Alternative Agreement
Switch Sharing
McCaw Cellular (AT&T)	Switch Sharing Agreement — OR-4 Rural Service Area
North American Cellular	Lease of Switch Capacity
Software & Information Services
EDS	Information Technology Services
GTE Northwest Inc.	Routing & Rating Database Maintenance
Equifax	Telecom Risk Assessment Model
Equifax	Credit Information Services
E911
State of Oregon	E911 Agreement
Technical Services Agreements
Touch America, Inc.	DS3 Service Agreement
NACN	Services Agreement
NTC (National Telemanagement Corp)	Smartpay Service Agreement
Lucent Technologies Inc.	Equipment Agreement
Management Agreements
AL-5 License Company L.L.C.	Management Agreement with Triton of Talladega L.L.C.
Triton Cellular Partners of Lincoln L.L.C.	Management Agreement with Triton Communications L.L.C.
Cellular Telephone Service Agreements
City of Corvallis	Contract for Telephone Service
NW Grain Growers	Contract for Telephone Service
Hewlett Packard	Contract for Telephone Service
Other Agreements
Point Telecommunications	OR 4 Option Agreement

Schedule 4.11
Taxes

NONE

Schedule 5.5
FCC Matters

    TDS, through its subsidiaries, (collectively, "TDS") presently holds a greater than 5% interest in RCC. TDS also holds the other cellular licenses in OR-3 and OR-6. Under the new FCC Rule §22.942, the transaction cannot be consummated unless prior to Closing TDS reduces its interest so as to avoid attribution under the FCC rule. TDS has contracted to reduce its interest prior to Closing pursuant to that certain Recapitalization Agreement dated as of October 31, 1999 between Purchaser and TDS.

Schedule 5.6
Financing

    1.  A $1.200 billion Senior Secured Credit Facility fully underwritten by TD Securities (USA) Inc. ("TD"), subject to the terms and conditions outlined in the Commitment Letter dated October 29, 1999, attached hereto as Schedule 5.6(i);

    2.  a $135 million Preferred Bridge fully underwritten by TD and First Union, subject to the terms and conditions outlined in the Commitment Letter dated October 31, 1999, attached hereto as Schedule 5.6(ii); and

    3.  a $200 million issuance of Redeemable Convertible Preferred Stock to be purchased by Madison Dearborn Partners, Boston Ventures and TD Capital, subject to the terms and conditions outlined in the Commitment Letter dated November 5, 1999, attached hereto as Schedule 5.6(iii).

Schedule 6.3(a)

Material Consents

	Agreement Type	Consent
Interconnect
GTE	Interconnect for Northwest	Consent
BellSouth	Interconnect for South	NTBUW
GTE	Interconnect for South	Consent
License Agreements
CellularOne License Agreements	License of Trade Name
Long Distance
LDDS	Long Distance Services	NTBUW
ACI	Long Distance Services	Consent
Switch Sharing
North American Cellular	Lease of Switch Capacity	NTBUW
Software & Information Services
EDS	Information Technology Services	NTBUW
JSJ Software	CODIE License for ITDS Billing Software	Consent
Technical Services Agreements
NACN	Services Agreement	NTBUW
Cellular Telephone Service Agreements
NW Grain Growers	Contract for Telephone Service	NTBUW
Revenue Sharing
Pueblo Cellular Communications	Cell Site Revenue Sharing	NTBUW
Network Sites
North Region
OR-3
Hermiston	Cell Site	NTBUW
Pendleton Airport	Cell Site	NTBUW
Pikes Peak	Cell Site	NTBUW
Sillusi Butte	Cell Site	NTBUW
OR-4
Witham	Cell Site	Consent
OR-6
Awbrey Butte	Cell Site	NTBUW
Moore Hill (K Falls)	Cell Site	Consent
Pilot Butte	Cell Site	Consent
Sunriver	Cell Site	Consent
WA-2, 3 and 8
Badger Mountain	Cell Site	NTBUW
Wenatchee Switch Site	Cell Site	Consent
Chelan Butte	Cell Site	Consent
Walla Walla Airport	Cell Site	Consent
Colleville C1 Office	Cell Site	Consent
Central Region
Hays Switch & Tower Location	Cell Site	Consent
Dodge City Switch & Tower Location	Cell Site	NTBUW
Lacrosse	Cell Site	Consent
Garden City	Cell Site	Consent
Liberal	Cell Site	Consent
Colby	Cell Site	NTBUW
Moreland	Cell Site	NTBUW
South Region
Demopolis	Cell Site	NTBUW
Batesville	Cell Site	NTBUW
Troy	Cell Site	Consent
Enterprise	Cell Site	Consent

Schedule 6.8(a)

Financial and Operational Reports

Consolidated Financial Statements for Triton Cellular Partners, L.P.

    Including Consolidating Balance Sheet
    Consolidated Statement of Operations
    Consolidated Statement of Cash Flows
    Consolidate Changes in Partner's Equity

Statement of Operations by Region

Performance Reports by Region

QuickLinks

LIST OF EXHIBITS AND SCHEDULES

ASSET PURCHASE AGREEMENT
W I T N E S S E T H:

ESCROW AGREEMENT
W I T N E S S E T H:

SCHEDULE I Permitted Investments; Fees

Schedule A Triton Entities and RSA's
Schedule 1 Permitted Liens
Schedule 1.1 Acquisition Agreements
Schedule 2.2(l) Excluded Assets

Schedule 3.3(a)
Indebtedness to be Paid Off at Closing

Schedule 4.7 Owned Real Property

Schedule 4.8(b) Personal Property Leases
Schedule 4.8(c) Certain Contracts
Schedule 4.11 Taxes
Schedule 5.5 FCC Matters

Schedule 5.6 Financing